UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material under §240.14a-12

Stericycle, Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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2023

PROXY STATEMENT

Stericycle®

We protect what matters.

PROXY STATEMENT
2023

OUR COMPANY AT A GLANCE

Stericycle is a global business-to-business services company. We provide an array of highly specialized solutions that protect the health and well-being of the people and places around us in a safe, responsible, and sustainable way. Since our founding in 1989, we have grown from a small start-up in medical waste management into a leader across a range of increasingly complex and highly regulated arenas, serving healthcare organizations and commercial businesses of every size through:

- Regulated waste management and compliance solutions
- Secure information destruction

Every organization today must comply with increasingly strict regulatory requirements and quality controls in the delivery of their core products or services. Large or small, businesses can't always do it on their own. They seek out Stericycle to help them protect what matters. We have the expertise and passion to take on many complicated and often behind-the-scenes services our clients don't always know how to do well but that ultimately make their businesses better.

1989

Founded in 1989
Headquarters in
Bannockburn, IL

15,000+
Team Members
Worldwide

Presence in
17 Countries

$2.7 Billion
2022 Revenue

NASDAQ

Public in 1996
(NASDAQ: SRCL)

Because at Stericycle, we're shaping a healthier and safer world for everyone, everywhere, every day.

A Message from

Robert S. Murley

CHAIRMAN

Dear Fellow Stockholders:

On behalf of the Board of Directors, I invite you to attend our virtual 2023 Annual Meeting of Stockholders on Tuesday, May 16, 2023.

The Board values input from our stockholders. As the Chairman of the Board, I meet regularly with our investors, and I share their views with the Board. This input enhances our decision making and the guidance we provide to management.

With a look towards the future, we continue to evolve our Board of Directors to ensure that we have the right skills and experience to help guide our business forward. On January 1, 2023, we welcomed Naren K. Gursahaney to our Board of Directors. He brings substantial expertise in operations and strategic planning along with significant leadership experience with large, global residential and commercial services companies. Additionally, we have nominated Victoria L. Dolan to join our Board of Directors following our Annual Meeting of Stockholders on May 16, 2023. She brings extensive **experience across finance, transformation, strategic planning, and operating roles with P&L responsibility**, and she also has a deep understanding of global cultures and business practices.

On behalf of our Board and the management team, I want to thank Kay G. Priestly for her years of service to Stericycle and its stockholders. She will be concluding her directorship with the Stericycle Board in May 2023 and her guidance and counsel will be missed. Ms. Priestly has served with distinction, helping to oversee significant governance improvements across Stericycle.

To our stockholders, we want to thank you for your investment and confidence in Stericycle. We look forward to continuing our engagement with you and building on our successes in 2023.

With gratitude for your confidence and support,

Sincerely,

Robert S. Murley
Chairman

PROXY STATEMENT
2023

OUR BRAND

The Stericycle brand is the essence of our organization. It's all-encompassing, including our mission and vision, core values, team members, products, and services.

OUR PROMISE

We protect what matters.

OUR MISSION

To protect your health and well-being in a safe, responsible, and sustainable way.

Our mission statement explains **WHAT** we protect (health and well-being) and **HOW** we do it every day (safely, responsibly, and sustainably).

OUR VISION

Our vision explains the **ASPIRATION** for impact we will have on the **WORLD**. It also gives us the latitude to expand our suite of solutions beyond the workplace and into homes and communities.

Our Pillars

The following four brand pillars are crucial elements of our brand messaging that set Stericycle apart from our competitors. They encompass the major themes, benefits, and selling points that make our brand unique.

INNOVATION

PROTECTION

COMPLIANCE

ENGAGEMENT

OUR CORE VALUES

Delivering On Our Promise By Living Our Values

WE PROTECT THE ENVIRONMENT

We work tirelessly to safeguard our earth, human health, and quality of life in communities around the world.

WE ARE CUSTOMER DRIVEN

We deliver value to our customers through safe, compliant, and sustainable solutions. We never stop working to win the trust of customers.

WE DO THE RIGHT THING

We hold ourselves to the highest ethical standards. Integrity is our compass and accountability our true north.

WE ARE UNITED—ONE TEAM. ONE GOAL.

We deliver the strongest impact when we collaborate, harnessing the collective strengths, ideas, and expertise of our global team members to achieve great things.

WE STRIVE FOR EXCELLENCE

We go above and beyond to deliver exceptional results, challenge the status quo, and constantly innovate.

PROXY STATEMENT
2023

WE COMMIT TO SAFETY ALWAYS

We are committed to the safety and well-being of our team members and strive daily for a workplace with zero incidents and injuries.

WE EMBRACE DIVERSITY & INCLUSION

We foster a culture of belonging that encourages, supports, and celebrates the diverse voices of our team members. It fuels our innovation and strengthens our connection to our customers and the communities we serve.

THE GLOBAL IMPACT OF OUR SERVICE

Stericycle provides essential sustainability services that help protect communities from harmful wastes, enable recycling and alternative use opportunities, and lead to greater consumer safety and satisfaction. Here is a sample of the annual global impact of our services[1]:

1.5 BILLION POUNDS
of medical waste treated, helping to protect the public from potentially infectious material.

1 BILLION POUNDS
of paper shredded and recycled, helping to safeguard our customers' confidential information.

Learn more about
our sustainability efforts at
stericycle.com/about-us/sustainability

[1]Stericycle global data, 2022

Notice of 2023 Annual Meeting of Stockholders
Tuesday, May 16, 2023
8:30 a.m. Central Time
DEAR STOCKHOLDER:
You are cordially invited to attend our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 16, 2023 at 8:30 a.m. Central Time. The Annual Meeting will be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting www.virtualshareholdermeeting.com/SRCL2023. To enter the Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.
At the Annual Meeting, you will be asked to consider and vote on the following matters:
1.	election to the Board of Directors (the “Board”) of the ten nominees for director named in this proxy statement;
2.	an advisory vote to approve executive compensation (the “say-on-pay” vote);
3.	an advisory vote on the frequency of the say-on-pay vote;
4.	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023;
5.	a stockholder proposal entitled Improve Political Spending Disclosure, if it is properly presented at our Annual Meeting; and
6.	a stockholder proposal regarding a policy on accelerated vesting of equity awards in the event of a change in control, if it is properly presented at our Annual Meeting.
Only stockholders of record at the close of business on the record date of March 20, 2023 are entitled to vote at the Annual Meeting.
It is important that your shares are voted, whether or not you attend the virtual meeting. You are encouraged to vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions on the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail. Your prompt response will help reduce solicitation costs incurred by us.
For the Board of Directors
Dated: March 31, 2023
Bannockburn, Illinois

Robert S. Murley	Cindy J. Miller
Chairman of the Board	President and Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the 2023
Annual Meeting of Stockholders to be Held on May 16, 2023:
The Proxy Statement and 2022 Annual Report to
Stockholders are available at www.proxyvote.com

Stericycle, Inc. - 2023 Proxy Statement  1

2  Stericycle, Inc. - 2023 Proxy Statement

Summary Information
This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. In this proxy statement, “we,” “us,” “our,” “Stericycle,” and the “Company” all refer to Stericycle, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	8:30 a.m. Central Time on Tuesday, May 16, 2023
Place:	The completely virtual Annual Meeting will be held at www.virtualshareholdermeeting.com/SRCL2023.
Record Date:	March 20, 2023
Voting:	Stockholders as of the record date are entitled to vote.
Proxy Materials:
This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2022) are first being made available to stockholders on or about March 31, 2023.

MEETING AGENDA AND VOTING RECOMMENDATIONS
Agenda Item	Board Recommendation	Page
Election of ten directors	FOR each Nominee	5
Advisory vote to approve executive compensation (the “say-on-pay” vote)	FOR	26
Advisory vote on the frequency of the say-on-pay vote	ONE YEAR	27
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	FOR	56
Stockholder proposal entitled Improve Political Spending Disclosure	AGAINST	60
Stockholder proposal regarding a policy on accelerated vesting of equity awards in the event of a change in control	AGAINST	63
Stericycle, Inc. - 2023 Proxy Statement  3

BOARD NOMINEES
The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.
Nominee	Age	Director Since	Principal Occupation	Current Committees
Robert S. Murley	73	2017	Chairman of the Board, Stericycle, Inc.; Senior Advisor, Credit Suisse, LLC	• Audit
Cindy J. Miller	60	2019	President and Chief Executive Officer, Stericycle Inc.	• None
Brian P. Anderson	72	2017	Former Senior Vice President and Chief Financial Officer, OfficeMax Incorporated	• Audit (Chair)
Lynn D. Bleil	59	2015	Former Senior Partner, McKinsey & Company	• Compensation and Human Capital • Nominating and Governance (Chair)
Thomas F. Chen	73	2014	Former Senior Vice President and President of International Nutrition, Abbott Laboratories	• Compensation and Human Capital • Nominating and Governance
Victoria L. Dolan	63	—	Former Chief Financial Officer, Revlon, Inc.	• None*
Naren K. Gursahaney	61	2023	Former Chairman of the Board of Terminix Global Holding	• Audit • Operations, Safety and Environmental
J. Joel Hackney, Jr.	53	2019	Former Chief Executive Officer, nThrive, Inc.	• Compensation and Human Capital • Nominating and Governance
Stephen C. Hooley	60	2019	Former Chairman and Chief Executive Officer, DST Systems, Inc.	• Compensation and Human Capital (Chair) • Operations, Safety and Environmental
James L. Welch	68	2020	Former Chief Executive Officer, YRC Worldwide	• Audit • Operations, Safety and Environmental (Chair)
*	If elected, Ms. Dolan is expected to join the Audit Committee and the Nominating and Governance Committee.
COMPENSATION HIGHLIGHTS
Our compensation program is performance oriented and designed to incentivize our executive officers to improve our operating performance and thereby create value for all our stockholders. The following table sets forth the 2022 compensation for each named executive officer as determined under the rules of the U.S. Securities and Exchange Commission (“SEC”). See the notes accompanying the Summary Compensation Table herein for more information.
Named Executive Officer	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Cindy J. Miller	1,032,890	5,984,943	100,752	17,418	7,136,003
Janet H. Zelenka	692,260	2,824,852	46,773	3,000	3,566,885
Daniel V. Ginnetti	600,982	1,489,978	33,820	3,000	2,127,780
Kurt M. Rogers	527,716	1,398,813	27,718	3,000	1,957,247
S. Cory White	478,788	1,279,246	25,148	16,774	1,799,956
Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You can identify forward-looking statements by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue” or other similar expressions. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the Company’s Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements, except as required by law.
4  Stericycle, Inc. - 2023 Proxy Statement

ITEM 1 Election of Directors for a One-Year Term
BOARD REFRESHMENT
In conjunction with our comprehensive, multi-year program to transform the Company for long-term sustainability and to drive profitable growth and long-term shareholder returns, we embarked on a similar transformation related to Corporate Governance.
As part of our continuing efforts to ensure that our Board has the right skills and experience to best oversee management and the execution of our strategy and the associated risks, in January 2023, we added Naren K. Gursahaney as a director. He brings substantial experience in operations, financial and strategic planning, commercial go-to-market, and has experience with large, global commercial services companies. We have also added ten other new directors since 2017 who have substantial experience in finance, accounting and financial reporting, transportation and logistics, information technology, and business transformation. In addition, since the beginning of 2017, several long-tenured directors have stepped down from the Board. As a result, the average tenure of our directors is approximately five years.
We have also revamped our Board leadership. Robert S. Murley was elected as independent Chairman of the Board in March 2018 and new Chairs of the Audit, Compensation and Human Capital, and Nominating and Governance Committees were elected in 2017, 2022 and 2016, respectively. In 2020 we established an Operations, Safety and Environmental Committee, and elected a new Chair of that committee in 2021 and 2022.
Our Board is currently composed of ten directors. Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated nine directors for re-election and one new nominee (Victoria L. Dolan) for election at the Annual Meeting, to hold office until our 2024 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Ms. Priestly will not stand for re-election. The Board thanks her for her contributions and service to our Board and the Company. Proxies cannot be voted for a greater number of persons than 10, which is the number of nominees named in this proxy statement.
Except for Ms. Miller, our President and Chief Executive Officer, all of our director nominees are outside directors (i.e., directors who are not officers or employees of Stericycle). The Board has determined that all of our outside directors are independent under the applicable rules of the SEC and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).
Each director elected at the Annual Meeting will hold office until our 2024 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All the director nominees were elected to serve as directors at our 2022 Annual Meeting of Stockholders with the exceptions of Ms. Dolan and Mr. Gursahaney. Ms. Dolan is not currently a member of our Board, and Mr. Gursahaney was elected to our Board on January 1, 2023. Ms. Dolan and Mr. Gursahaney were identified by the Nominating and Governance Committee with the assistance of a third-party search firm and recommended by the Nominating and Governance Committee after it completed its interview and vetting process.
SNAPSHOT OF CURRENT DIRECTORS
Ninety percent of our directors are independent, and they represent diverse points of view that contribute to a more effective decision-making process.

Stericycle, Inc. - 2023 Proxy Statement  5

BOARD DIVERSITY MATRIX
The following table summarizes certain self-identified characteristics of our directors, as of March 20, 2023, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance.
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black	—	1
Asian	—	2
White	3	4
LGBTQ+			1
VOTING IN UNCONTESTED DIRECTOR ELECTIONS
Under our bylaws, a nominee for election as a director must receive a majority of the votes cast in order to be elected as a director in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.
If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his or her successor is elected and qualified or until he or she resigns. Under our bylaws, an incumbent director who is not re-elected is required to tender his or her resignation as a director. Our Nominating and Governance Committee will review the circumstances and recommend to the Board whether to accept or reject the director’s resignation or take any other action. The Board is required to act on this recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date that the election results are certified.
6  Stericycle, Inc. - 2023 Proxy Statement

NOMINEES FOR DIRECTOR
ROBERT S. MURLEY, INDEPENDENT CHAIRMAN

Director since January 2017, Chairman of the Board since March 2018
Age 73

Experience: Mr. Murley is a Senior Adviser to Credit Suisse, LLC, a financial services company. From 1975 to April 2012, Mr. Murley was employed by Credit Suisse, LLC and its predecessors. In 2005, he was appointed Chairman of Investment Banking in the Americas. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley is a member of the Board of Directors of Health Insurance Innovations Inc., of privately held Brown Advisory Incorporated, and on the Board of Advisors of Harbour Group. He was formerly on the Board of Directors of Stone Energy Corporation and Apollo Education Group, Inc. Mr. Murley is an Emeritus Charter Trustee of Princeton University, is a Trustee and the former Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago and Chair of the Board of the Lurie Children’s Foundation, is a Trustee of the Museum of Science & Industry in Chicago, Illinois, and is Chairman of the Board of the UCLA Anderson Board of Advisors.

Skills & Qualifications: Mr. Murley’s existing company board experience, his deep knowledge of the capital markets and the economy, and his extensive experience leading and advising a range of businesses across multiple industries make him a valuable member of the Board.

CINDY J. MILLER

Director since February 2019
Age 60

Experience: Ms. Miller became Stericycle’s President and Chief Executive Officer in May 2019 after serving as President and Chief Operating Officer since October 2018. Ms. Miller previously served as President, Global Freight Forwarding for United Parcel Service (“UPS”), a multinational package delivery and supply chain management company, from April 2016 to September 2018 and as President of UPS’s European region from March 2013 to March 2016. Ms. Miller serves as a director of UGI Corporation.

Skills & Qualifications: From her 30-year career at UPS, Ms. Miller brings to the Board significant transportation and logistics expertise, and she also has deep knowledge and experience in the healthcare industry, business transformation and change management, operations management, strategy, safety and international business.

BRIAN P. ANDERSON

Director since January 2017
Age 72

Experience: Mr. Anderson served as Senior Vice-President and Chief Financial Officer of OfficeMax Incorporated from 2004 to 2005 and as Senior Vice President and Chief Financial Officer of Baxter International from 1997 to 2004. He joined Baxter in 1991, as Vice President, Corporate Audit, and became Corporate Controller in 1993 and then Vice President, Finance in 1997. Before joining Baxter, he spent 15 years with Deloitte in the Chicago office and the Washington, D.C. office as an Audit Partner. He is a member of the Board of Directors of PulteGroup, Inc. He is the former Chairman of the Audit Committee of James Hardie, Plc., former Chairman of the Nemours Foundation, Member of the Audit Committee of the PulteGroup, Inc., and former member of the Board of Directors and Lead Director and Audit Committee Chairman of W. W. Grainger, Inc. Mr. Anderson serves on The Governing Board of the Center for Audit Quality and served on the Board of A.M. Castle & Co. from 2005 to 2016, as Audit Committee Chairman (2005-2010) and Chairman of the Board (2010-2016).

Skills & Qualifications: Mr. Anderson brings to our Board his significant experience as a chief financial officer of two large multinational companies, in-depth knowledge with respect to the preparation and review of complex financial reporting statements, and experience in risk management and risk assessment.

Stericycle, Inc. - 2023 Proxy Statement  7

LYNN D. BLEIL

Director Since May 2015
Age 59

Experience: Ms. Bleil, an experienced corporate director in the global healthcare industry, was the leader of the West Coast Healthcare Practice of McKinsey & Company (“McKinsey”), a management consulting firm. She retired in November 2013 as a Senior Partner (Director) in the Southern California Office of McKinsey. During her more than 25 years with McKinsey, she worked exclusively within the healthcare sector, advising senior management and boards of leading companies on corporate and business unit strategy, mergers and acquisitions and integration, marketing and sales, public policy and organization. Ms. Bleil also serves as a director of Amicus Therapeutics Inc., Alcon AG and Sonova Holdings AG and as Chair of the Intermountain Wasatch Back Hospitals Community Board. She was formerly a director of DST Systems, Inc. and Auspex Pharmaceuticals, Inc.

Skills & Qualifications: Ms. Bleil brings to the Board significant experience in the healthcare industry, as well as commercial expertise and expertise in corporate strategy, mergers and acquisitions, financial reporting, compliance and risk management.

THOMAS F. CHEN

Director Since May 2014
Age 73

Experience: Mr. Chen served as Senior Vice President and President of International Nutrition, Abbott Laboratories (“Abbott”) before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer, Inc. Mr. Chen currently serves as a director of Baxter International Inc. and an advisor to Cooperation Fund, a partnership between Goldman Sachs and the sovereign fund, China Investment Corporation, to bolster U.S. manufacturers’ market presence in China. Mr. Chen previously served as a director of Cyanotech Corporation.

Skills & Qualifications: With his extensive international business experience in pharmaceutical, hospital products, and nutritionals through his 22-year career at Abbott, Mr. Chen provides our Board with a distinct global perspective resulting from his experience with diverse geographies and healthcare products. He also provides our Board with significant operational, strategy, mergers and acquisitions, healthcare industry, governmental and regulatory, and commercial expertise.

VICTORIA L. DOLAN

Director Nominee
Age 63

Experience: Ms. Dolan served as the Chief Financial Officer of Revlon, Inc. from March 2018 through September 2022 and as Corporate Controller and Principal Accounting Officer of Colgate-Palmolive Company (“Colgate”) from 2011 through October 2017. She also served as Colgate's Chief Transformation Officer from 2016 through March 2018. She joined Colgate in 2008 as Vice President, Finance and Strategic Planning, Colgate Europe. Before joining Colgate, Ms. Dolan held multiple management positions with Marriott International, Inc. and The Coca-Cola Company. Since 2020, Ms. Dolan has served as a Strategic Board Advisor – Vice Chair, Audit Committee to Ocean Spray Cranberries, LLC and as a Board member of TCS Education Systems, LLC since 2018. On June 15, 2022, Revlon and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the US Bankruptcy Code.

Skills & Qualifications: Ms. Dolan brings to the Board significant experience from her time as the chief financial officer of a large multinational company, detailed knowledge regarding complex financial reporting matters, and experience in transformation, strategic planning, global finance, investor relations, enterprise risk management, information technology, and cybersecurity.

8  Stericycle, Inc. - 2023 Proxy Statement

NAREN K. GURSAHANEY

Director Since January 2023
Age 61

Experience: Mr. Gursahaney served as the Chairman of the Board of Terminix Global Holdings, Inc. (previously ServiceMaster), from May 2019 to October 2022 and as a director from December 2017 to October 2022. He served as the Interim Chief Executive Officer of ServiceMaster from January 2020 until September 2020. Mr. Gursahaney served as President and Chief Executive Officer, and as a member of the Board of Directors, of The ADT Corporation, a leading provider of security and automation solutions for homes and businesses in the United States and Canada from 2012 to 2016. Prior to ADT’s separation from Tyco International Ltd., in September 2012, Mr. Gursahaney served in various executive positions at Tyco International Ltd. from 2003 until 2012, including President of Tyco’s ADT North American Residential business segment and President of Tyco Security Solutions. Mr. Gursahaney previously worked for General Electric, Booz Allen & Hamilton and Westinghouse Electric Corp. He has been a private investor since 2016. He currently serves on the board of directors of NextEra Energy, Inc., a Fortune 200 company, and as an Advisor and Co-chair of the Advisory Board of the Berwind Corporation.

Skills & Qualifications: Mr. Gursahaney has extensive experience in operations, strategic planning and with large, global residential and commercial services companies, which, along with his board of director experience, makes him a valued member of our Board of Directors.

J. JOEL HACKNEY, JR.

Director Since March 2019
Age 53

Experience: Mr. Hackney served as the Chief Executive Officer and a director of nThrive, Inc., a revenue cycle management company providing medical billing and coding, business analytics and advisory services, from January 2016 to February 2021. Previously, he was the Chief Executive Officer and a director of AVINTV. Mr. Hackney currently serves as a director of CC Neuberger Principal Holdings III.

Skills & Qualifications: With more than 25 years of experience leading both private and public companies domestically and abroad, Mr. Hackney brings to our Board deep expertise in driving business transformation and profitable growth.

STEPHEN C. HOOLEY

Director Since March 2019
Age 60

Experience: Mr. Hooley served as Chairman, Chief Executive Officer and President of DST Systems, Inc., a provider of advisory, technology and operations outsourcing to the financial and healthcare industries, from July 2014 to April 2018. He was Chief Executive Officer and President of DST Systems from September 2012 to July 2014 and President and Chief Operating Officer from July 2009 to September 2012. He was previously the President and Chief Executive Officer of Boston Financial Data Services. Mr. Hooley serves as a director of Brighthouse Financial, Inc. and Q2 Holdings, Inc. and served on the Board of Directors of Legg Mason until it was acquired by Franklin Resources.
Skills & Qualifications: Mr. Hooley brings service as a public company chief executive officer and director, deep experience in the financial services and healthcare industries and extensive IT, business transformation, and strategy expertise.

Stericycle, Inc. - 2023 Proxy Statement  9

JAMES L. WELCH

Director Since May 2020
Age 68

Experience: Before retiring in 2018, Mr. Welch served as Chief Executive Officer of YRC Worldwide, a holding company of several brands focused on shipping and supply chain solutions in North America. In 2011, Mr. Welch re-joined YRC Worldwide from same-day transportation provider Dynamex Inc., where he had served as President and CEO since 2008. Prior to that, he served as a Consultant at Goldman Sachs Special Situations Group. Mr. Welch started his career in 1978 at Yellow Transportation, where he spent over 28 years and held multiple operations and sales positions across the organization, including President and CEO for seven years, retiring in 2007. Mr. Welch currently is the Chairman of the Board of Schneider National, Inc. where he has served as a director since 2018. He is also Lead Director at SkyWest, Inc., where he has served since 2007. He previously sat on the boards of YRC Worldwide from August 2011 to July 2018, Roadrunner Transportation Systems from 2010 to 2011, Spirit Aerosystems Holdings from 2008 to 2011 and Dynamex, Inc. from 2008-2011.

Skills & Qualifications: Mr. Welch brings to our Board extensive executive management experience as a chief executive officer in the transportation and supply chain industries. He also brings substantial public company, international business, operations, safety, accounting, financial, risk management, and consulting expertise.

The Board of Directors recommends a vote “FOR” the election of these ten director nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
10  Stericycle, Inc. - 2023 Proxy Statement

DIRECTOR QUALIFICATIONS
We believe that the ten director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment, and a long-term perspective in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures, and growth dynamics of these other companies.
The Nominating and Governance Committee seeks to ensure that we have an experienced and exceptionally qualified Board with deep expertise in areas relevant to Stericycle. When evaluating potential director nominees, the committee considers each individual’s professional expertise and background, in addition to his or her personal characteristics. The committee always conducts this evaluation in the context of the Board as a whole. The committee works with the Board to determine the appropriate mix of backgrounds and experiences that will foster and maintain a Board strong in its collective knowledge and best able to perpetuate our long-term success. To assist in this objective, the Nominating and Governance Committee conducts a detailed annual evaluation of the Board and the Board’s committees, assessing the experience, skills, qualifications, diversity, performance, and contributions of each individual and of the group as a whole.
Key skill sets and competencies for the Board include:
•
public company board service and governance expertise, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of transparency, accountability for management and the Board, and protection of stockholder interests;

•
operational expertise, which gives directors specific insight into, and expertise that will foster active participation in, the oversight, development, and implementation of our operating plan and business strategy;

•
transportation and logistics expertise, which is fundamental to our business that involves management of an extensive fleet. A deep understanding of routing, transportation, and logistics brings insights to drive best practices and operational efficiencies;

•
financial reporting, compliance, and risk management expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting, financial reporting, and enterprise risk management;

•	healthcare industry expertise, which is vital in understanding and reviewing our strategy as the majority of our customer base is in the healthcare industry; and
•	transformation and technology expertise, which is important as we continue to execute our Company’s transformation and the implementation of our Enterprise Resource Planning (“ERP”) system.
The following table highlights each nominees’ specific skills, knowledge, and experiences in these areas. A particular director may possess additional skills, knowledge, or experience even though they are not indicated below:

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COMMITTEES OF THE BOARD
Our Board has four standing committees: Compensation and Human Capital; Audit; Nominating and Governance; and Operations, Safety and Environmental. All the members of each committee are outside directors who are independent under the applicable SEC rules and Nasdaq listing standards.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
The Compensation and Human Capital Committee determines the structure, award, and public disclosure of all elements of compensation and benefits paid to our Chief Executive Officer and other executive officers. The committee reviews and approves financial and strategic performance objectives with respect to our annual and long-term incentive plans. The committee also reviews and approves the respective salaries of the Company’s executive officers in light of the Company’s goals and objectives relevant to each officer, including, as the committee deems appropriate, consideration of (i) the individual officer’s salary grade, scope of responsibilities and level of experience, (ii) the range of salary increases for the Company’s employees generally, and (iii) the salaries paid to comparable officers in comparable companies. The committee determines appropriate cash bonuses, if any, for the Company’s executive officers (based upon an applicable percentage of base salary as determined by the committee), after consideration of specific individual and Company performance goals and criteria, and grants equity awards to the Company’s executive officers and determines the terms and conditions thereof.
The committee reviews management’s policies and strategies relating to the Company’s human capital management function, including those relating to human rights, recruiting, retention, talent development, culture, and diversity, equity, and inclusion.
The committee reviews the executive leadership team and the process of succession planning and management development of the executive leadership team.
The committee periodically reviews director, committee member, and committee Chair compensation and makes recommendations regarding any proposed changes to the Board.
The committee also has responsibility for overseeing the Company’s regulatory compliance with respect to compensation matters.
Pursuant to the committee’s charter, the committee has responsibility for facilitating a risk review of incentive compensation programs and assessing if those incentives create risks that are reasonably likely to have a material adverse effect on our Company. The committee completed its most recent risk review of the Company’s incentive plans at its meeting in March 2022 and determined that the incentive plans do not create an incentive for risk which may have a material adverse effect on the Company.
AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.
The Audit Committee regularly reviews with the Company’s legal counsel any legal or regulatory matters that may have a material effect on the Company’s financial statements or operations. The Audit Committee also oversees, reviews, and evaluates the adequacy and effectiveness of the Company’s ethics and compliance program. The Audit Committee reviews and evaluates the qualifications, performance, and independence of our independent public accountants. The Audit Committee also reviews the performance, effectiveness, and objectivity of the Company’s internal audit function, including its staffing, audit plan, examinations, and related management responses.
The Audit Committee reviews our risk management policies and practices and reports any significant issues to the Board. Matters of risk management are brought to the committee’s attention by our Executive Vice President, Chief Financial Officer and Chief Information Officer, our Executive Vice President and General Counsel, our Executive Vice President and Chief Ethics and Compliance Officer, or by our principal internal auditor. Our management reviews and reports on potential areas of risk at the committee’s request or at the request of other members of the Board.
NOMINATING AND GOVERNANCE COMMITTEE
The Nominating and Governance Committee develops, recommends to the Board, and oversees the implementation of our corporate governance policies, principles, and practices. The committee monitors ongoing legislative and regulatory changes and initiatives pertaining to corporate governance principles, SEC disclosure rules and Nasdaq listing rules. The committee oversees our Environmental, Social and Governance (“ESG”) program and goals and the Company’s use of ESG metrics. The committee identifies and evaluates possible nominees for election to the Board and recommends to the Board a slate of nominees for election at the annual meeting of stockholders. The committee also recommends to the Board director assignments to the Board’s committees.
OPERATIONS, SAFETY AND ENVIRONMENTAL COMMITTEE
The Operations, Safety and Environmental Committee provides oversight and strategic direction on our operational objectives and initiatives, including transportation and logistics, ERP system and technology-enabled operational improvements, and general safety matters. Additionally, the Operations, Safety and Environmental Committee reviews and monitors (i) significant environmental strategies, (ii) significant matters pending before environmental regulatory agencies, and (iii) compliance with environmental laws and regulations, including any applicable metrics. The committee also oversees programs and policies relating to the Company’s environmental sustainability efforts, including relating to climate change and greenhouse gas emissions.
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PROCESS FOR SELECTING DIRECTORS
As discussed above, the Nominating and Governance Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, with a particular emphasis on probity, independence of judgment, and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and healthcare services generally, experience serving on the boards of other public companies, and ability and willingness to devote sufficient time to the Board. In evaluating a candidate’s qualification for election to the Board, the committee also considers whether and how the candidate would contribute to the Board’s diversity, which we define broadly to include gender and ethnicity as well as background, experience and other individual qualities and attributes, in addition to those set forth in the board diversity objectives set forth in the Nasdaq rules. To facilitate the committee’s evaluation of candidates for selection as a nominee for election as a director, the committee utilizes, among other things, a skills and experience matrix highlighting each individual’s specific skills, knowledge and experience in relevant areas. The committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the committee also considers the director’s tenure and capacity to serve, preparation for and participation in meetings of the Board and the committee or committees of the Board on which the director serves.
In identifying potential candidates for selection in the future as nominees for election as directors, the Nominating and Governance Committee relies on suggestions and recommendations from the other directors, management, stockholders, and others and, when appropriate, may retain a search firm for assistance. In 2022 and 2023, the Nominating and Governance Committee retained a leading third-party search firm to assist with identifying potential director nominees. The committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the committee indicating the candidate’s qualifications and other relevant biographical information and provide preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015.
In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination that satisfies the requirements set forth in our bylaws to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or 60 days after the first anniversary, the stockholder’s notice must be received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) the close of business on the tenth day following the date on which notice or public disclosure of the date of the meeting was first given or made.
Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2024 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the one-year anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year.

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COMMITTEE CHARTERS
The charters of the Compensation and Human Capital; Audit; Nominating and Governance; and Operations, Safety and Environmental Committees are available on our investor relations website, investors.stericycle.com.
COMMITTEE MEMBERS AND MEETINGS
The following table provides information about the current membership of the committees of the Board.
Director	Audit Committee	Compensation and Human Capital Committee	Nominating and Governance Committee	Operations, Safety and Environmental Committee
Robert S. Murley(1)	X
Cindy J. Miller
Brian P. Anderson(2)	C
Lynn D. Bleil		X	C
Thomas F. Chen		X	X
Naren K. Gursahaney	X			X
J. Joel Hackney, Jr.		X	X
Stephen C. Hooley		C		X
Kay G. Priestly(2)	X		X
James L. Welch	X			C
X	Member
C	Committee Chair
(1)	Mr. Murley serves as the independent Chairman of the Board.
(2)	The Board has determined that Mr. Anderson, the Chair of the Audit Committee, and Ms. Priestly are “audit committee financial experts” as defined in the applicable SEC rules.
Our Board held seven meetings in person, by video conference or by telephone during 2022 and acted without a formal meeting on several occasions by the unanimous written consent of the directors. The Compensation and Human Capital Committee held six meetings during the year. The Audit Committee held nine meetings during the year. The Nominating and Governance Committee held four meetings during the year. The Operations, Safety and Environmental Committee held five meetings during the year. Each incumbent director attended 75% or more of the aggregate number of Board meetings and the total number of meetings of all Board committees on which he or she served during his or her term of service.
We encourage our directors to attend the annual meeting of stockholders. Each of our directors at the time attended the 2022 Annual Meeting of Stockholders, and we anticipate that all our director nominees will attend this year’s Annual Meeting of Stockholders.
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SUSTAINABILITY AT STERICYCLE
At Stericycle, our vision is to shape a healthier and safer world for everyone, everywhere, every day. We are proud that our services protect the health and well-being of the communities we serve. Our continued Environmental, Social, and Governance (“ESG”) progress highlights our commitment to our core values, specifically Protecting the Environment, Embracing Diversity and Inclusion, and Committing to Safety Always. Our focus on ESG and sustainability is an ongoing pursuit with consideration of environmental factors within our strategic business decisions.
Environmental
We provide essential services that help protect communities from harmful wastes, enable recycling and alternative use opportunities, and contribute to greater consumer safety and satisfaction. In 2022, the impact of our global services included:
•	Treated 1.5 billion pounds of medical waste, helping to protect the public from potentially infectious material;
•	Shredded and recycled 1 billion pounds of paper—helping to safeguard our customers’ confidential information;
•	Helped our customers divert 101 million pounds of plastic from landfills through the use of reusable sharps waste and pharmaceutical waste containers as compared to single-use containers; and
•	Treated 38 million pounds of pharmaceutical waste prior to disposal, helping to ensure that active pharmaceutical ingredients do not end up in waterways.
Beyond our day-to-day service delivery, environmental impact is a key component to our facility and product innovation. At our Stockton, California facility, which has been operational for over a year, we optimized the location of the site in our network and successfully executed a strategic transportation and long-haul plan to reduce miles driven by approximately 20,000 miles per month when compared to the prior year. In 2022, we opened a 50,000 square foot flagship autoclave facility in Woodbridge, New Jersey. The building design was based on continuous flow utilizing some of the latest technologies to minimize human touch and improve safety, while also increasing throughput, efficiency, reliability, and production. The centralization of work to this optimal site in Woodbridge combined with the implementation of our long-haul plan has shown monthly mileage reduction of approximately 84,000 miles to date. We are looking forward to the future opening of our state-of-the-art facility in McCarran, Nevada. Located in an industrial park, this specialized commercial hospital, medical, and infectious waste incinerator will fulfill a longstanding critical service and infrastructure need for the healthcare industry. This investment reflects our continued commitment to the environment and surrounding community through benefits that include:
•	zero industrial wastewater discharge;
•	advanced air emissions controls and redundancies in critical systems;
•	reclaimed water with on-site treatment; and
•	waste-to-energy technology.
From a product perspective, our SafeShield™ Medical Waste Container was named Product of the Year by the Business Intelligence Group (BIG) in 2022. These high-quality award-winning containers are specifically designed for the storage and transport of regulated medical waste (RMW). The reusable waste containers are made with 15% recyclable content and exclusively equipped with Cupron®, a copper-based antimicrobial additive that provides an additional level of protection to help combat the growth of microorganisms on the containers.
In May of 2022, Stericycle announced a one-year partnership with the Arbor Day Foundation and a commitment to support tree replanting efforts in the United States, Canada, and the United Kingdom. The Arbor Day Foundation’s mission is to inspire people to plant, nurture, and celebrate trees. With the help of its members, donors, and partners, its programs help make our world greener and healthier. This aligns with Stericycle’s mission to protect health and well-being in a safe, responsible, and sustainable way. Throughout the year, we also continued to support landscape and wildlife conservation with a focus on wetland restoration through our five-year partnership with the National Park Foundation.
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Social
Diversity, Equity, and Inclusion (“DEI”)
At Stericycle, we are committed to ensuring our Company is a place where people are treated fairly and respectfully, have equal access to opportunities and resources, and can thrive personally and professionally. We recently launched two new Employee Resource Groups (“ERGs”) supporting team members who are young professionals and team members and their family members who have disabilities. This brings our total number of ERGs that help drive engagement and representation among team members to seven. Throughout the year, we also expanded our focus on diversity recruiting through local and national partnerships and participation in DEI talent acquisition conferences.
In 2022, 22% of our global workforce was women, including 30% in leadership positions (directors and above) and 33% in middle management. In the United States, 65% of 2022 new hires were racially or ethnically diverse, an increase for the second year in a row. Stericycle was again named a “Top Company for Women to Work for in Transportation” by the Women in Trucking Association. We also continued our efforts to increase ESG disclosures within our 2022 Corporate Social Responsibility Report update with the inclusion of Stericycle’s EEO-1 table.
We also believe it is important to support team members during life-changing moments. Stericycle launched a North American leave of absence program—Paid Parental Leave—which went into effect on January 1, 2022, to support diverse family arrangements. The new benefit offers team members four weeks of paid bonding time when welcoming a child into their home through birth, adoption, or foster/legal placement.
Safety
At Stericycle, “We Commit to Safety Always” is not only one of our core values but a foundational element supporting how we operate as a Company. We focus on a comprehensive safety program to protect our team and drive our safety performance.
Our 2022 global total recordable incident rate (“TRIR”) was 4.25, an 11.8% improvement to our 2021 rate and a consecutive year of TRIR improvement. 2022 also saw an improvement in our global lost work incident rate (“LWIR”). Stericycle continues to improve safety culture globally, and we are now able to report out total vehicle incidents from all operations worldwide. Despite a 4.4% increase in total vehicle incidents reported globally in 2022, in North America we have seen a 31% overall reduction in total vehicle incidents over the past four years. Similarly, while our 2022 DOT Recordable Accident Rate in the United States of 0.72 was a 13.5% increase versus 2021, it remains below our goal of 1.0.
We remain committed to driving a long-term safety culture through four major focus areas: incident prevention, collision prevention, metrics-driven accountability and frontline leadership training and coaching.
	2022	2021	% Change
Global Total Recordable Incident Rate (TRIR)	4.25	4.82	11.8% Improvement
Global Lost Work Incident Rate (LWIR)	1.75	1.78	1.7% Improvement
Vehicle Incidents(1)	2,108	2,019	4.4% Increase
DOT Recordable Accident Rate in the United States(2)	0.72	0.64	13.5% Increase
(1)
Vehicle Incidents includes any incident, regardless of severity involving a vehicle owned, leased or operated by Stericycle, excluding vehicle fires. Data reported for 2021 is different from that presented in Stericycle’s 2021 Annual Report on Form 10-K primarily due to the inclusion of additional countries in which we operate. We are now able to report vehicle incidents for all countries in which we operate.

(2)
Data reported for 2021 is different from that presented in Stericycle’s 2021 Annual Report on Form 10-K as a result of modifying our calculation methodology to use the recordable accidents attributed to Stericycle by the Federal Motor Carrier Safety Administration (FMCSA) utilizing a cut-off date of January 10th of each subsequent year.

Our safety improvement journey includes a comprehensive focus on developing centralized procedures, processes and monitoring as well as investment in new training programs to increase safety awareness. During 2022, our safety program expansion included:
•	A global expansion of our comprehensive defensive driving program;
•	A centrally coordinated Global EHS Audit Program focused on conducting comprehensive audits of facility operations;
•	Launch of a monthly safety global coaching and communications program; and
•	Publication of a weekly Safety Exchange with themed procedures and best practices.
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Governance
We have aligned our governance practices to support our sustainability initiatives and continue to leverage the oversight role of our Board Committees relating to specific ESG focus areas. We enhanced our governance efforts in 2022 and continued focus on the handling and communication of ESG data and disclosures.
Our global ESG Steering Committee is a cross-functional group of global leaders who collaborate to ensure effective alignment, accountability, and execution of ESG strategic initiatives. In addition, we formed a cross-functional Environmental Justice Task Force that focuses on alignment with the Environmental Protection Agency’s definition of environmental justice, and the fair treatment and meaningful involvement of all people. Our supplier diversity program increased our level of diverse spend in 2022 versus 2021 and increased our diverse supplier base by over 30%. Understanding the important role data plays within the ESG journey, we implemented an ESG data policy to exercise the appropriate level of oversight and accountability with ESG data disclosures.

We have an exciting ESG journey ahead and are confident of future success due to our team members operating in a safe, responsible, and sustainable manner as we protect what matters. For more information on Stericycle’s ESG efforts, please download our 2022 Corporate Social Responsibility Report update, which is available on our investor relations website, investors.stericycle.com.
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BOARD LEADERSHIP
Our Board does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated because the Board believes it is in the best interest of our Company to make this determination based upon the position and direction of the Company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated.
As part of the evolution of the Board, in March 2018, Mr. Murley, one of our independent directors, was elected Chairman of the Board. The Chairman confers with our Chief Executive Officer on matters of general policy affecting the day-to-day management of our Company’s business. The Chairman coordinates the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Chairman presides at all meetings of the Board and may call special meetings of the Board when he considers it appropriate. In general, the Chairman oversees the scope, quality, and timeliness of the flow of information from our management to the Board and serves as an independent contact for stockholders wishing to communicate with the Board.
Our Board believes that an independent Chairman serves the Company and its stockholders well at this time. The combined experience and knowledge of Ms. Miller and Mr. Murley in their respective roles as Chief Executive Officer and Chairman provide the Board and the Company with a day-to-day focus on the operations of the Company combined with independent oversight of the Board and management. Our non-management directors further facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. A high level of contact between our Chairman and Chief Executive Officer between Board meetings also serves to foster effective Board leadership.
CORPORATE GOVERNANCE
EXECUTIVE SESSIONS OF THE BOARD
Our Board excuses our Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our Chairman presiding, to review the Chief Executive Officer’s performance and to enable each director to raise any matter of interest or concern without the presence of management.
BOARD EVALUATION
Our directors annually review the performance of the Board and its committees and the performance of their fellow directors by completing a confidential evaluation that is returned to the Chairman of the Board and the Chair of the Nominating and Governance Committee. The evaluations elicit input from our directors with respect to the Company’s vision, strategy, and operating performance, our Chief Executive Officer and senior management, and the composition and management of our Board and its committees. The evaluations also seek input from members of the Board committees in such areas as trends and issues affecting the Company, the roles and responsibilities of the committee members, the makeup and composition of the committees, participation and preparation of the committee members, and the effectiveness of the committees. Each director also has the opportunity to provide confidential feedback on each other director. In addition, the
Chairman of the Board may conduct one-on-one interviews with each member of the Board to solicit additional information and input. Topics discussed by our Chairman with the other directors during such one-on-one interviews include the Company’s strategy, Board and committee composition and function, oversight of management, and an assessment of the effectiveness of individual directors and the Chairs of each of our standing Committees. Our Chairman also asks individual directors open-ended questions soliciting feedback on ways to improve the functioning of the Board and on issues of concern to any individual director. At a subsequent meeting of the Board, the Chairman of the Board and the Chair of the Nominating and Governance Committee lead a discussion with the full Board of any issues and suggestions for improvement identified in the review of the director evaluations and from the Board Chair’s one-on-one meetings.
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REQUIRED RESIGNATION ON CHANGE IN JOB RESPONSIBILITIES
The Board has adopted a policy that a director must tender his or her resignation if the director’s principal occupation or business association changes substantially from the position that he or she held when originally elected to the Board. The Nominating and Governance Committee will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contributions that he or she can be expected to continue to make to the Board.
DIRECTOR TENURE
In order to assist with Board refreshment and in bringing fresh ideas and perspectives to the Board, our Corporate Governance Guidelines generally provide that no non-management director may be nominated to serve a new term if he or she has already served on the Board for 15 years at the time of election. The Board may make exceptions to this policy on a case-by-case basis.
POLICY ON RELATED PARTY TRANSACTIONS
The Board has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director, director nominee, executive officer, 5% stockholder, or immediate family member of any of the foregoing. The transactions subject to review include any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related party will have a direct or indirect material interest. In reviewing proposed transactions with related parties, the Audit Committee considers the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director or director nominee), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. The full text of our Policy and Procedures for Reviewing Related Party Transactions is available on our investor relations website, investors.stericycle.com. There were no such transactions during the year ended December 31, 2022 that required the Audit Committee’s approval.
SUCCESSION PLANNING
The strength of our leadership team is critical to our Company’s short and long-term success. As such, the recruitment, development, and retention of talented executives and senior leaders is a priority for the Company and the Board. On an annual basis, the Compensation and Human Capital Committee reviews our succession planning for our Chief Executive Officer, our other executive officers, and a number of other employees, and reports to the Board with respect to such succession planning.
The Board devotes time during a dedicated session to discuss talent management and succession planning. Led by our Chief People Officer, this session includes an overview of senior leaders across
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the Company’s service lines, global markets, and functional shared services up to and including the executive officers of the Company. The Board is also given exposure to emerging, high-potential leaders through formal presentations to the Board and working groups with Board committees.
Beyond the annual succession planning session, the Board is routinely updated on workforce matters including key workforce indicators, team member engagement, recruiting programs, and talent development programs.
STOCKHOLDER ENGAGEMENT
In recent years, we expanded our efforts for engaging with stockholders and introduced a proactive Board outreach program that focused on building relationships with governance representatives among our top stockholders.
During the 2022 proxy season, we proactively reached out to Stericycle’s top 30 stockholders, representing approximately 78% of outstanding shares, offering the opportunity to discuss executive compensation, governance, and matters up for vote at the annual meeting of stockholders. Eight stockholders, who held approximately 49% of outstanding shares, met with the Company in response to this outreach. In December 2022, we furthered our outreach efforts by contacting our top 25 stockholders, representing approximately 78% of outstanding ownership, to review our Board and executive management refresh, results of the 2022 Annual Meeting of Stockholders, the Company’s ESG journey, and to discuss broader governance matters. Seven stockholders, who held 42% of outstanding shares, met with the Company in response to this outreach.
The proxy and off-cycle outreach programs provided our Board with useful input from our stockholders. The Board acknowledges that transparency and responsiveness are important components of our governance commitment to stockholders. We remain committed to engaging with our stockholders and value their input and feedback on the governance practices at the Company.
RISK OVERSIGHT
The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company and management’s responses to those risks. During these discussions, the Chief Executive Officer, Chief Financial Officer and Chief Information Officer, General Counsel, Chief Ethics and Compliance Officer, and other members of executive and senior management present management’s assessment of risks, a description of the most significant risks facing the Company and any mitigating factors and plans or practices in place to address and monitor those risks.
Each Board committee addresses relevant risk topics as part of its committee responsibilities. The committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic reports to the full Board about their deliberations and recommendations. The Audit Committee reviews with management significant risks and exposures identified by management, our internal audit staff or the independent accountants, and management’s steps to address these risks. The Company has established an Enterprise Risk Management
(“ERM”) function and program, has established an ERM Governance Committee comprised of members of management and reviews its progress with the Audit Committee. The Compensation and Human Capital Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy. The Nominating and Governance Committee reviews overall governance risk, including Board and committee composition, ESG, governance processes and stockholder proposals and relations. The Operations, Safety and Environmental Committee reviews and monitors risks related to ERP implementation, operational, safety, environmental, and regulatory matters.
Responsibility for risk management flows to individuals and entities throughout our Company as described above, including our Board, Board committees and senior management. We believe our culture has facilitated, and will continue to facilitate, effective risk management across the Company.
HUMAN AND CIVIL RIGHTS
We are committed to respecting human rights and to ensuring everyone is treated with dignity and respect in all the jurisdictions within which we operate. We work every day to put people first—by being a force for safety, equity, opportunity, creating an inclusive and diverse work environment and respecting the human rights, including the civil rights, of everyone whose lives we touch. Our framework for the implementation and oversight of our human rights commitments and stewardship actions include impact and risk assessments, active governance and Board oversight, engagement with our communities and key stakeholders, and regular, transparent public reporting.
At the 2022 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of a stockholder proposal that requested, among related matters, that the Board of Directors “oversee a third-party audit analyzing the adverse impact of Stericycle’s policies and practices on the civil rights of company stakeholders, above and beyond legal and regulatory matters, and to provide recommendations for improving the Company’s civil rights impact.” Following the 2022 Annual Meeting, we engaged the law firm WilmerHale to conduct a civil rights audit, and we discussed with the proponent the planned scope of the audit.
The audit has two primary components that focus on our U.S. operations: an internal workforce review and an environmental justice review.
•	Internal Workforce Review. With respect to the internal workforce review, WilmerHale is assessing:
○	Stericycle workplace policies, procedures, and trainings related to discrimination, harassment, retaliation, and related workforce issues;
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○	How Stericycle investigates and responds to workplace concerns;
○	Stericycle’s processes and programs related to talent management, including recruiting, hiring, promotion, and retention of employees; and
○	Stericycle’s strategy, programs, and initiatives to promote diversity, equity, and inclusion within its workforce.
•	Environmental Justice Review. With respect to the environmental justice review, WilmerHale is assessing:
○	Stericycle’s environmental, health and safety policies, procedures and trainings related to community engagement and potential environmental impacts of operations on neighboring communities;
○	Pertinent publicly available information concerning the environmental context of Stericycle’s operations, including actual and perceived environment or public health-related impacts;
○	Emissions information submitted to federal and state agencies under Stericycle’s environmental permits; and
○	Environmental justice-related processes of other companies in the industry for comparison.
In addition to reviewing written policies, procedures, and trainings, WilmerHale has spoken with relevant internal stakeholders to understand how what’s on paper actually works in practice. We plan to post a report on the results of the audit later this year on our investor relations website, investors.stericycle.com.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
Our directors, officers, consultants, independent contractors and employees of the Company and its subsidiaries are prohibited from (i) short selling our securities, including as part of an arbitrage transaction; (ii) other speculative trading in our securities or hedging of their ownership of our securities, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps, collars, or exchange funds; (iii) other transactions that are designed to hedge or offset decreases in the price of our securities; or (iv) holding our securities in a margin account or otherwise pledging our common stock in any manner.
CLAWBACK POLICY
In order to encourage sound financial reporting and enhance individual accountability, we maintain a clawback policy that allows us to recover certain performance-based compensation. The current clawback policy is available on our investor relations website, investors.stericycle.com. In October 2022, the SEC adopted final rules under the Dodd-Frank Act directing national securities exchanges to establish listing standards related to clawback policies. Nasdaq recently posted proposed listing standards requiring listed companies to adopt compensation recoupment policies containing certain provisions. The Compensation and Human Capital Committee will make appropriate modifications to the Company’s clawback policy to comply with the new listing standards once they are finalized. The following description is of our current clawback policy.
The clawback policy applies to our executive officers, Senior Vice Presidents and Vice Presidents (collectively, “Covered Employees”). “Covered Employee” means any current or former Covered Employee. The clawback policy applies to cash bonuses, stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”), and other equity awards, where, in each case, the payment or award (or vesting) of the equity or other award is based in whole or in part on objective performance criteria. The policy provides that we will, in all appropriate circumstances as determined by the Compensation and Human Capital Committee, require reimbursement or forfeiture of all or a portion of any such incentive compensation awarded to a Covered Employee where the Compensation and Human Capital Committee has determined that either:
(i)
all of the following factors are present: (a) the Company is required to prepare a financial restatement, (b) the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results for the Company or any of its subsidiaries, divisions or other business units that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we are required to prepare the restatement (the “Look-Back Period”), and (c) a smaller award, vesting or payment would have occurred or been made to the Covered Employee based upon the restated financial results; or
(ii)
(a) there has been misconduct resulting in either a violation of law or of Company policy that has caused significant financial harm to the Company and (b) either the Covered Employee committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

In the case of item (i) above, the Company will, to the extent deemed appropriate by the Compensation and Human Capital Committee, seek to recover or cancel the amount(s) by which a Covered Employee’s incentive compensation covered by item (i) above that was awarded, vested, or paid during the Look-Back Period, exceeded the amount(s) that would have been awarded, vested, or paid based on the restated financial results. In the case of item (ii) above, the Company will, to the extent deemed appropriate by the Compensation and Human Capital Committee, seek to recover or cancel a Covered Employee’s incentive compensation that was awarded, vested, or paid or is scheduled to be vested or paid during any fiscal year in which the misconduct occurred. The right to seek recovery of equity issued upon vesting or payment of equity awards subject to recovery shall extend to any proceeds from the sale of such equity, and the amount of any reimbursement shall be calculated net of taxes paid or payable by the Covered Employee with respect to the recoverable compensation. If the Covered Employee does not reimburse the Company for such amount(s) promptly after request by the Company for such reimbursement, the Company, in addition to any other available remedies, may elect to
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recover the amount(s) by cancelling outstanding incentive compensation awards or offsetting other amounts due or which may come due to the Covered Employee under other compensation plans or programs.
In determining whether, in its discretion, there are appropriate circumstances to require reimbursement or cancellation of incentive compensation, the Compensation and Human Capital Committee will consider relevant facts and circumstances such as (i) the involvement of any particular Covered Employee in the circumstances that led to the restatement, if applicable, (ii) the extent to which any particular Covered Employee acted in the normal course of the Covered Employee’s duties and in good faith, (iii) the extent of the Covered Employee’s involvement in the misconduct that caused financial harm to the Company, (iv) the amount of incentive compensation involved, (v) the likelihood of success in any action to enforce recovery and the possible costs of recovery, (vi) whether requiring reimbursement or cancellation of incentive compensation would result in substantial adverse tax or accounting consequences to the Company, and (vii) whether requiring reimbursement or cancellation of incentive compensation would prejudice the Company’s interest in any related proceeding or investigation.
If the Compensation and Human Capital Committee requires reimbursement or cancellation of incentive compensation from any executive officer pursuant to the policy, we will disclose the amount of the reimbursement or cancellation and the underlying event triggering the reimbursement or cancellation in our proxy statement or other filing, so long as the underlying event has been publicly disclosed. The disclosure may be limited if and to the extent the disclosure could reasonably be expected to result in, or exacerbate, any regulatory action, litigation, arbitration, investigation, or other proceeding involving the Company or violate any applicable privacy law, right or obligation.
10B5-1 TRADING PLAN GUIDELINES
In March 2019, our Board adopted guidelines with respect to trading plans (“10b5-1 Plans”) adopted by employees or directors pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan Guidelines”). The Board approved updates to these 10b5-1 Plan Guidelines in March 2023, pursuant to new rules issued by the SEC in December 2022. These 10b5-1 Plan Guidelines are in addition to the requirements and conditions of applicable law and other Company policies, including our Securities Trading Guidelines and Policy. The 10b5-1 Plan Guidelines require that 10b5-1 Plans be approved by and filed with our General Counsel or his or her designee and that they only be adopted or amended while a trading blackout is not in effect. Further, the 10b5-1 Plan Guidelines require that 10b5-1 Plans include a written representation that the individual, at the time of entering into or amending a plan, is not aware of any material, non-
public information regarding the Company or its subsidiaries, and is adopting the plan in good faith and not as part of a plan or scheme to evade applicable law. The 10b5-1 Plan Guidelines provide for a “cooling off” period for directors and executive officers of at least 90 days, or until two business days following the filing of the Form 10-K or Form 10-Q for the quarter in which the plan was adopted, whichever is longer, but not to exceed 120 days; and for all other individuals, at least 30 days, before trades can occur after adoption or amendment of a 10b5-1 Plan and before adoption of a new plan after early termination of an existing 10b5-1 Plan. Our 10b5-1 Plan Guidelines also set restrictions on the number of 10b5-1 Plans a covered individual may have in effect, trading outside of an existing 10b5-1 Plan and the length of time a plan may be in effect.
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Code of Conduct
In November 2022, the Board amended our Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents we file with the SEC and in other public communications. The Code of Conduct applies to all our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer.
The Code of Conduct is available on our investor relations website, investors.stericycle.com, and is available free of charge on written request to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.
Additional Information
We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Copies of this proxy statement and our
Annual Report on Form 10-K as filed with the SEC are available on our investor relations website, investors.stericycle.com. Copies of this proxy statement and our Annual Report on Form 10-K may also be accessed directly from the SEC’s website, sec.gov.
Communications with the Board
Stockholders and other interested parties who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and, at his direction, to the other directors. Communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the Chair of that committee and, at his or her direction, to the other members of the committee.
Director Compensation
For 2022, the compensation for serving as an outside director consisted of an annual cash retainer of $80,000 and an annual equity retainer of $145,000, which was consistent with 2021 compensation. Unless deferred, the annual equity retainer was paid entirely in time-based RSUs, which vest on the first anniversary of the grant date. We also paid the following retainers to directors with additional responsibilities as the Chairman of the Board or the Chair of a committee:
•	Chairman of the Board – $62,500 cash and $62,500 in RSUs
•	Chair of the Audit Committee – $25,000 cash
•	Chair of the Compensation and Human Capital Committee – $20,000 cash
•	Chair of the Nominating and Governance Committee – $20,000 cash
•	Chair of the Operations, Safety and Environmental Committee – $20,000 cash
Under the terms of the Director Compensation Plan, directors may elect to convert all or a portion of the annual cash retainer to time-based RSUs. Directors may also elect to defer receipt of all or a portion of their annual director compensation and convert such compensation to deferred stock units (“DSUs”). DSUs are generally payable in the form of shares of our common stock within a certain period after a director’s death or other separation from service. We did not pay any other fees or other cash compensation to our directors who served during 2022 or provide them with any perquisites or other personal benefits. Directors are not paid separate fees for attending meetings of the Board or its committees. Director cash compensation is payable on a quarterly basis in arrears and prorated if the director did not serve the entire quarter.
In 2023, the compensation package for the Board will increase as follows: the annual cash retainer will increase by $15,000 and the annual equity retainer will increase by $10,000. This new total compensation increase to $250,000 is intended to better align our director compensation with the median of our peer companies’ director compensation.
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The following table provides information about the compensation paid to our directors in 2022. Ms. Miller did not receive any additional compensation for her services as a director or as a member of the Operations, Safety and Environmental Committee. In addition, Mr. Gursahaney is not included in this table because he joined the Board on January 1, 2023.
Name	Fees Earned or Provided in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Robert S. Murley	142,500	207,489	349,989
Brian P. Anderson	105,000	144,995	249,995
Lynn D. Bleil	100,000	144,995	244,995
Thomas F. Chen	80,000	144,995	224,995
J. Joel Hackney, Jr.	80,000	144,995	224,995
Veronica M. Hagen(3)	40,000	—	40,000
Stephen C. Hooley	89,894	144,995	234,889
James J. Martell(3)	40,000	—	40,000
Kay G. Priestly	80,000	144,995	224,995
James L. Welch	90,000	144,995	234,995
Mike S. Zafirovski(3)	50,000	—	50,000
(1)	Mr. Hooley converted $89,894 of his cash compensation into 1,831 DSUs.
(2)
Stock awards are valued in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing price of our common stock on the date of the grant. As of December 31, 2022, our non-employee directors held the following outstanding awards:

Name	Stock Options(A)	RSUs	DSUs
Robert S. Murley	4,887	—	14,508
Brian P. Anderson	4,887	2,928	1,506
Lynn D. Bleil	16,522	—	15,047
Thomas F. Chen	21,720	2,928	1,506
J. Joel Hackney, Jr.	—	2,928	—
Veronica M. Hagen	—	—	—
Stephen C. Hooley	—	—	14,955
James J. Martell	—	—	—
Kay G. Priestly	—	—	9,815
James L. Welch	—	2,928	—
Mike S. Zafirovski	18,248	—	—
(A)	Represents stock options granted in prior years. No stock options have been issued to any non-employee directors since January 2017.
(3)	Ms. Hagen and Messrs. Martell and Zafirovski did not stand for re-election at the 2022 Annual Meeting of Stockholders, and therefore their service on the Board ended on May 26, 2022.
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STOCk OWNERSHIP GUIDELINES
During 2019, we updated our Stock Ownership Guidelines to require that the Chief Executive Officer and all directors are expected to hold at least five times their annual salary (Chief Executive Officer) or cash retainer (non-employee directors) in our common stock.
During 2021, we further enhanced this policy. Prior to March 2021, employees and non-employee directors who were covered under the policy were permanently in compliance with the policy once they had met the holding requirements at just one of the measurement points. After they had met the holding requirements once, they were not required to update their required ownership amount even if a change in stock price or in their compensation would have yielded a higher ownership requirement. We made a change to the policy to eliminate the provision that those covered by the policy remain in compliance once they have met the requirement. Under the updated policy, ownership will be measured at the end of each quarter using current cash compensation retainer amounts (or salary, in the case of the Chief Executive Officer and other covered employees) and a current stock price measurement. We established this program, removed the provision that eliminated the requirement for re-measurement, and increased the ownership requirement, to help further align the long-term interests of directors with the interests of our stockholders.
Although there is no specific period in which directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal. To that end, each non-employee director must retain 50% of his or her stock awards until the minimum position requirement has been achieved. All of our directors are in compliance with the current minimum stock ownership requirement of five times the annual cash retainer with the exception of our two newest directors. The two newest directors are continuing to make progress toward meeting that requirement.
Compliance with these ownership guidelines is measured following the same process used for confirming stock ownership by executive officers. See “Stock Ownership Guidelines” under the “Other Compensation Matters” section.
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ITEM 2  Advisory Vote to Approve Executive Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.
This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation and Human Capital Committee and the full Board intend to consider the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers. This advisory vote to approve executive compensation is currently held on an annual basis.
Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety, and in particular to read the “Executive Summary” section of “Compensation Discussion and Analysis” to obtain an informed understanding of our executive compensation program.
We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. Our executive compensation program has as its objectives (i) attracting, motivating, and retaining highly qualified executive officers and (ii) structuring most of their compensation, aside from their base salaries, to be dependent on our attainment of measurable Company-wide performance targets and sustained growth in our stock price, so that they benefit only if our stockholders benefit.
We believe that our executive compensation program satisfies these objectives. Our executive compensation program consists of short-term cash compensation and long-term equity-based incentive compensation. As described below in “Compensation Discussion and Analysis,” 2022 cash compensation was paid in the form of a base salary and annual bonus, and long-term incentive compensation was paid in the form of time-based RSUs and PSUs. Annual cash performance bonuses are dependent on Company-wide performance. The value of the RSUs is linked to the performance of our common stock, and in the case of PSUs, achievement of a pre-established earnings per share metric (“EPS Metric”), return on invested capital metric (“ROIC Metric”) and relative total stockholder return (“rTSR”) goals. With respect to 2022, cash compensation represented 35% and equity compensation represented 64% of Ms. Miller’s total direct compensation, and, on average, cash compensation represented 46% and equity compensation represented 54% of the total direct compensation of our other named executive officers.
Based on 2022 fiscal year performance, our executive officers earned 7.5% of their cash incentive target. Under the long-term incentive program, our executive officers achieved 46.4% of the 2022 performance year target with respect to one-third of their PSUs granted in 2021 and the last tranche of the PSU awards granted in 2020. The rTSR modifier applied to the average of the three performance years (2020, 2021 and 2022) was 75%; therefore, the 2020 PSU award vested at 79.26%.
As more fully discussed in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board requests stockholders to approve the following resolution:
Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this proxy statement.
The Board of Directors recommends a vote “FOR” the approval of this advisory resolution on the compensation of our Company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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ITEM 3  Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation
Section 14A of the Exchange Act requires us to include in our proxy statement a non-binding advisory vote on the compensation of our named executive officers not less frequently than once every three years. Section 14A also requires us to include in our proxy statement this year a separate non-binding advisory vote regarding whether the advisory vote on executive compensation should be held every year, every two years or every three years. We last conducted a non-binding advisory vote on the frequency of the say-on-pay vote at our 2017 Annual Meeting of Stockholders, at which a majority of our stockholders voted to hold the say-on-pay vote every year, and we have since held the say-on-pay vote on an annual basis.
Since it has been six years since the last such frequency vote, we are including in this proxy statement a proposal for a non-binding advisory vote as to whether future say-on-pay votes should be held every year, every two years or every three years. While we will continue to monitor developments in this area, the Board continues to believe that an annual frequency (“ONE YEAR”) for the advisory vote on executive compensation is the optimal interval for conducting and responding to an advisory vote on executive compensation. The Board of Directors believes that a ONE YEAR frequency provides the highest level of accountability and communication by enabling stockholders to provide direct input into the compensation philosophy, policies and practices as disclosed in our proxy statement every year. We therefore ask that you indicate your support for the non-binding advisory vote on executive compensation to be held every ONE YEAR.
For the reasons discussed above, we are asking our stockholders to vote for a ONE YEAR frequency when voting on this proposal at the Annual Meeting. This vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Compensation and Human Capital Committee and the full Board will consider the voting results as appropriate when adopting a policy on the frequency of future advisory votes on executive compensation. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future advisory votes on executive compensation. Nevertheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold advisory votes on executive compensation more or less frequently than the option approved by our stockholders.
The Board of Directors recommends a vote of “ONE YEAR” as the frequency of the non-binding advisory vote to approve executive compensation. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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Compensation Discussion and Analysis
Executive Summary
STERICYCLE EXPERIENCED SEVERAL MACRO AND MICROECONOMIC HEADWINDS RESULTING IN MISSED FINANCIAL, OPERATIONAL AND SAFETY TARGETS IN THE EXECUTIVE INCENTIVE PLANS FOR 2022
Since 2018, the management team and the Compensation and Human Capital Committee have done extensive work to implement a compensation strategy and design that recognizes key business drivers, reflects stockholder feedback, is grounded in market best practice and supports Stericycle’s long-term business priorities.
2022 proved to be a challenging year with macroeconomic challenges including continued labor market challenges, accelerated inflation and supply chain disruption. Additionally, as part of our key business priorities, we experienced complications and disruption from the implementation our ERP system in our “Shred-It” business.
While our financial performance met our external guidance, financial performance on both the short-term and long-term incentive plans ended below the targets we set for the plans, at 7.5% and 46.4% of target, respectively. The majority of the NEOs’ total compensation continued to place a heavy emphasis on performance-based or “at-risk” pay for 2022, and as a result, compensation outcomes for 2022 were aligned with Stericycle’s levels of achievement against financial, operational and safety goals in the executive incentive plans.
Since 2017, when we refreshed our board of directors, and the appointment of a new Chief Executive Officer, Ms. Miller, in 2019, the Compensation and Human Capital Committee has made the following changes:
•	Added double trigger vesting to all equity grants (2018);
•	Increased the holding requirements for the CEO and non-employee directors (2019);
•	Retained a new advisor to the committee to guide updates to our executive compensation plans (2019);
•	Re-designed the incentive plans with new metrics to better align with driving business goals (2020);
•	Updated the executives’ equity mix to eliminate stock options and place greater weighting on PSUs (2020);
•	Redesigned the PSU program with three-year cliff vesting and a three-year rTSR modifier (2020);
•	Consolidated share balances under a new equity plan and terminated legacy share plans (2021);
•	Completed Stericycle’s first pay equity analysis (2021); and
•	Implemented a three-year goal setting for the PSU program, beginning with the March 2022 award (2022).
Stericycle has seen a positive response to these changes and achieved our highest say-on-pay vote in 2022 compared to the last six years. In 2023, the Compensation and Human Capital Committee remains committed to linking executive pay with financial outcomes and stockholder interests and continuing to execute on our long-term business priorities.
For the 2022 short-term incentive plan, the plan includes earnings before interest and tax (“EBIT”) (the “EBIT Metric”), Free Cash Flow (the “Free Cash Flow Metric”), and safety metrics (the “Safety Metrics”), which include metrics related to Total Recordable Incident Rate (“TRIR”) and reduction in vehicle incidents. The Compensation and Human Capital Committee believes that Free Cash Flow and EBIT represented the best financial metrics to measure success based on our 2022 business objectives, and our two Safety Metrics are especially relevant metrics in our industry, focused on keeping team members, customers, and communities safe.
For the 2022 long-term incentive plan, executives received 45% of their award in time-based RSUs and 55% in performance-based PSUs. Vesting of the PSUs is based on the performance of two equally weighted metrics, an EPS Metric and a ROIC Metric, over a three-year period (2022-2024) and then adjusted by an rTSR modifier calculated on Stericycle’s three-year performance relative to the S&P MidCap 400 Index, which further aligns plan performance with shareholder return. Actual vesting is determined at the end of the three-year period when all three years’ results and the three-year rTSR modifier can be measured. For the PSUs granted in 2020, the weighted vesting at the end of the three-year performance period of 2020-2022 was 79.26%, after applying a 75% rTSR modifier.
In 2022, our executives continued to expand their efforts to enhance the employee experience in the areas of employee engagement, DEI, safety, attraction and retention, and well-being, which are particularly important during the difficult labor market of 2022 and beyond. Some of those initiatives included:
•	Conducting a pay equity analysis and numerous other pay analyses and market adjustment initiatives;
28  Stericycle, Inc. - 2023 Proxy Statement

•
Adding a seventh Employee Resource Group in 2023 to support professionals who are impacted by both a visible and invisible disability, in addition to those already supporting women, Black or African Americans, LatinX, Veterans, new or shorted tenured professionals and the LGBTQ+ community;

•	Implementing a paid parental leave program in the U.S. for birth and non-birth parents to supplement our current maternity benefits in 2022;
•	Launching a new employee engagement survey in 2023 in addition to quarterly employee pulse surveys;
•
Continuing to provide every U.S.-based employee with a Seal and Send envelope so that they can dispose of unused drugs from their homes safely and free of charge to reduce the opportunity for opioid abuse; and

•	Providing 77 cash grants in 2022 (compared to 41 in 2020 and 205 in 2021) through our SteriCares program to assist team members experiencing acute financial needs.
We welcome the opportunity to engage with our stockholders on the 2022 results and have provided more detail on the enhancements for 2023 further in this Compensation Discussion and Analysis.
OUR 2022 NAMED EXECUTIVE OFFICERS
This Compensation Discussion and Analysis explains our executive compensation program and the compensation awarded to our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of the end of 2022. These executives, referred to as our “named executive officers” or “NEOs”, were:
Name	Title (as of December 31, 2022)
Cindy J. Miller	President and Chief Executive Officer
Janet H. Zelenka	Executive Vice President, Chief Financial Officer and Chief Information Officer
Daniel V. Ginnetti	Executive Vice President, International
Kurt M. Rogers	Executive Vice President and General Counsel
S. Cory White	Executive Vice President and Chief Commercial Officer
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Executive Compensation Philosophy and Best Practices
STERICYCLE’S EXECUTIVE COMPENSATION PHILOSOPHY
Our executive compensation program is developed and approved annually by the Compensation and Human Capital Committee. The compensation program for executive officers has two objectives:
1.	To attract, motivate, and retain highly qualified executive officers; and
2.
To structure the bulk of executive compensation to be dependent on Stericycle’s attainment of measurable Company-wide performance targets and sustained growth in our stock price so that executives benefit only if our stockholders benefit.

Our executive compensation program has three components: base salary, short-term incentive awards, and long-term incentive awards. In 2022, base salary and annual performance bonuses were paid in cash, and long-term incentive compensation was paid in the form of time-based RSUs and PSUs. We generally target our executive officers’ total direct compensation to be aligned with the median of our peer group. To ensure appropriate alignment, the Compensation and Human Capital Committee considers experience, individual contributions, and the Company’s performance relative to its peer group when setting pay levels.
The Compensation and Human Capital Committee and the Board work to ensure that our executive compensation program is both market-competitive and performance-oriented. Our executive officers earn base salaries, but the majority of their target compensation comes in the form of annual cash performance bonuses, RSUs and PSUs. As a result, a substantial portion of our executive officers’ compensation is influenced, either positively or negatively, by Company performance.
OUR EXECUTIVE COMPENSATION BEST PRACTICES
The Compensation and Human Capital Committee regularly reviews the executive compensation program to ensure that it is aligned with our compensation philosophy, our Company objectives, and stockholder interests. Highlights of key elements of and exclusions from our program are noted below.
What We Do:		What We Don’t Do:
✔	Pay for performance: 100% of annual incentives and 55% of long-term incentive grants are performance-based	✗	No re-pricing of underwater stock options
✔
Align executives’ interests with stockholders’ interests through long-term incentive compensation, with approximately 60% of CEO compensation and approximately 50% of NEO compensation paid in equity-based awards
		✗	No excessive perquisites or personal benefits
✔	Maintain an enhanced executive compensation clawback policy	✗	No employment contracts for NEOs
✔	Cap annual and long-term incentive awards	✗	No hedging, pledging or short sale transactions of Stericycle securities
✔	Retain an independent compensation consultant to advise the Compensation and Human Capital Committee
✔	Conduct a regular review of proxy advisor policies and corporate governance best practices
✔	Maintain robust stock ownership and retention guidelines
✔	Provide “double-trigger” (both a change in control and qualifying loss of employment) vesting of equity awards in connection with a change in control
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Our Compensation-Setting Process
COMPENSATION AND HUMAN CAPITAL COMMITTEE
Compensation decisions for our executive officers are made by the Compensation and Human Capital Committee of our Board, subject in some instances to approval by the full Board. All of the Committee’s members are independent under the applicable SEC rules and Nasdaq listing standards.
DECISION-MAKING PROCESSES
The Compensation and Human Capital Committee considers a number of factors in setting compensation and incentive award opportunities for our executive officers. These decisions are made with a view to reaching an overall result that the Committee believes is appropriate and fair to each executive officer – both in absolute terms and relative to the compensation of the other executive officers – and fair as well to Stericycle and to our stockholders. The Committee also considers each executive officer’s role, contribution to our performance, and the officer’s compensation history in making compensation decisions.
Compensation decisions are typically made at the regular meeting of the Compensation and Human Capital Committee during the first quarter of the year based on market study results and prior year performance of the Company and the executive officers. The Committee considers these results in determining the executive officers’ annual cash performance bonus payouts for the prior year and their base salaries and annual cash performance bonus targets for the current year.
Our Chief Executive Officer makes recommendations to the Compensation and Human Capital Committee regarding the compensation of our other NEOs, but management generally does not otherwise participate in the Committee’s decisions.
Decisions regarding the annual equity grants to our executive officers and to our employees generally are made during the first quarterly Compensation and Human Capital Committee meeting of the year. The Committee determines the equity grant amounts for our executive officers considering (i) our overall operating performance, (ii) each executive officer’s individual responsibilities and performance, (iii) competitive market data, (iv) prior equity grants, and (v) the goal of limiting equity grants to no more than 10% of our fully-diluted shares over a trailing five-year period, thus averaging dilution of no more than 2% a year.
COMPENSATION CONSULTANT
The Compensation and Human Capital Committee engaged Pay Governance LLC as its independent compensation consultant to review our executive compensation philosophy and practices and the composition of our peer group of companies. The Compensation and Human Capital Committee conducts a review of the factors prescribed by SEC and Nasdaq rules and regulations each year and has determined that Pay Governance LLC is independent.
Pay Governance provides consulting services to Stericycle’s Compensation and Human Capital Committee, in the form of research, market data, and design expertise in developing executive and director compensation programs. A representative of Pay Governance attended each of Stericycle’s Compensation and Human Capital Committee meetings in 2022 and advised the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including the Chief Executive Officer. The compensation consultant reports directly to Stericycle’s Compensation and Human Capital Committee, and the Committee is free to replace the consultant or hire additional consultants or advisers at any time.
PEER GROUP
Our peer group is composed of companies that are similar to us in terms of revenue, number of employees, services offered, and industries served. The companies in the peer group are also representative of the types of companies we compete with for executive talent. The Compensation and Human Capital Committee refers to information about our peer group primarily for the purpose of benchmarking the NEOs’ total direct compensation levels, pay practices, and industry pay trends. The Compensation and Human Capital Committee reviews the peer group annually and makes adjustments if necessary (for example, to remove companies in the case of an acquisition).
In 2022, the Compensation and Human Capital Committee engaged its independent advisor to conduct an updated review of our peer group due to the 2021 removal of Covanta Holding Corporation as a result of being acquired by EQT Infrastructure. The goal of the Compensation and Human Capital Committee is to maintain a robust group of peers in which we compare compensation levels and program design. Based on that review, the Compensation and Human Capital Committee added three additional companies to the peer group – UniFirst Corporation, The Brink’s Company and Casella Waste Systems. The Compensation and Human Capital Committee incorporated the updated peer group in compensation benchmarking for 2023.
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For 2022, the peer group consisted of the following companies:
Company Name	2022 Revenue ($MM)	2022 Employees	Industry Focus
ABM Industries Incorporated	7,807	127,000	Environmental and Facilities Services
Cintas Corporation	7,854	43,000	Diversified Support Services
Clean Harbors, Inc.	5,167	19,775	Environmental and Facilities Services
Ecolab Inc.	14,188	47,000	Specialty Chemicals
Healthcare Services Group, Inc.	1,690	35,700	Diversified Support Services
Iron Mountain Incorporated	5,104	26,000	Business Services
Pitney Bowes, Inc.	3,538	11,000	Office Services and Supplies
Republic Services, Inc.	13,511	40,000	Environmental and Facilities Services
Rollins, Inc.	2,696	17,515	Environmental and Facilities Services
Tetra Tech, Inc.	2,836	21,000	Environmental and Facilities Services
Waste Connections, Inc.	7,212	22,109	Environmental and Facilities Services
Waste Management, Inc.	19,698	49,500	Environmental and Facilities Services
Stericycle, Inc.	2,705	15,000	Environmental and Facilities Services
Median	6,189	30,850
For 2023, the following three companies have been added to the peer group:
Company Name	2022 Revenue ($MM)	2022 Employees	Industry Focus
Casella Waste Systems, Inc.	1,085	3,200	Environmental and Facilities Services
The Brink’s Company	4,536	70,850	Security and Alarm Services
UniFirst Corporation	2,001	14,000	Diversified Support Services
2022 Executive Compensation Overview
EXECUTIVE COMPENSATION PROGRAM CONTINUES TO SUPPORT OUR GOALS AND ALIGN WITH BEST PRACTICES
At our 2022 Annual Meeting of Stockholders, our say-on-pay advisory vote garnered 96.6% support, which was higher than our results for 2021, which returned support of 93.8%.
Given the strong stockholder support in 2021 and the positive feedback from subsequent stockholder engagement, the Compensation and Human Capital Committee, with the input of their independent advisor, approved compensation programs for 2022 that were substantially similar to those in place for 2021 and 2020, with modest plan design changes for 2022. Most significantly, we have adjusted our 2022 PSU model to move from annual goal setting to three-year goal setting at the time of grant.
In December 2022, we continued our outreach efforts by contacting our top 25 stockholders, representing approximately 78% of outstanding ownership, to review several matters, including the 2022 say-on-pay advisory vote, and seven stockholders, who held approximately 42% of outstanding shares, met with the Company in response to this outreach. Given the strong stockholder support in 2022 and the positive feedback from subsequent stockholder engagement, the Compensation and Human Capital Committee did not make any plan design changes for 2023. The 2023 program is discussed in more detail under “Our Executive Compensation Program for 2023.”
32  Stericycle, Inc. - 2023 Proxy Statement

Noted below is a summary of the key components of the executive compensation plans for 2022.
Component	Key Features	Purpose
Annual cash bonus
Continued the EBIT Metric[1] weighted 40%, continued the Free Cash Flow Metric[1] with an increased weighting from 35% to 40%, removed the service metric and replaced it with an additional safety metric, for a total of two safety metrics, each weighted at 10%, for a total Safety Metric weighting of 20%.
80% of the cash bonus focuses on delivering strong financial results while the other 20% focuses on important safety measures globally to ensure the safety of our employees and their communities.
Time-based RSUs	Maintained the time-based RSU component of the total long-term incentive award at 45% of the total long-term incentive award.	To allow for a long-term incentive mix that is consistent with market norms but weighted less heavily than PSUs.
PSUs
Maintained the PSU design introduced in 2020 which allows for payouts above 100% if achievement of performance goals exceeds targets, and is weighted at 55% of the total long-term incentive award.

Continued to use two equally-weighted performance metrics, comprised of the EPS Metric(1) and the ROIC Metric[1], and an rTSR modifier to be measured over the three-year performance period.

Modified the goal-setting process for the 2022 PSUs from an annual process to setting a three-year goal for the EPS Metric and the ROIC Metric at the time of grant. Maintained the three-year cliff vesting schedule which pays out only at the end of the three-year performance period.

A greater weighting of PSUs incentivizes leaders to deliver strong financial results and demonstrate a long-term alignment with stockholder interests.

Growth and return are classic value creation metrics and two metrics (rather than one) are considered better indicators of financial performance; three-year rTSR modifier further aligns Stericycle payouts with shareholder return.

Ratable vesting for PSUs is uncommon and cliff vesting creates additional incentive for retention of NEOs.

Peer group	Peer group was adjusted to remove one company that was acquired in December of 2021 and to add three additional companies.
Peer group analysis showed that the previous peer group provided a strong benchmark for the Company; however, three companies were added to maintain a robust peer group: UniFirst Corporation, The Brink’s Company and Casella Waste Systems.

(1)
Metrics have pre-approved and clearly defined adjusted items that are reasonable and customary. For additional detail on the adjustments applied to the results of the EBIT Metric, the EPS Metric, the ROIC Metric and the Free Cash Flow Metric, and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.

OUR EXECUTIVE COMPENSATION PROGRAM FOR 2022
The Compensation and Human Capital Committee works with its compensation consultant annually to conduct an independent review of executive officers’ salaries. After considering the results of the independent review, the Compensation and Human Capital Committee approved salary increases for the NEOs effective on March 1, 2022. To ensure appropriate alignment, the Compensation and Human Capital Committee also considered experience, individual contributions, and the Company’s performance relative to its peer group when setting pay levels. The 2022 salary increases for the NEOs included a 6.7% increase for Ms. Zelenka and a 3% increase for the other NEOs, including Ms. Miller.
For 2022, our NEOs’ annual cash performance bonuses were based 40% on the performance of our EBIT Metric and 40% on the performance of our Free Cash Flow Metric. Both metrics have pre-approved and clearly defined adjusted items that are reasonable and customary. The EBIT Metric provides the best representation of how we are achieving results and managing our capital; effective capital management ultimately shows expansion in operating margin if we are putting that capital to its best use. The Free Cash Flow Metric measures our progress on generating cash from operations, improving our balance sheet, and the effective deployment of capital investments.
The metrics for the remaining 20% of the 2022 plan focused on safety, which for 2022 consisted of the reduction of vehicle incidents, weighted at 10%, and an improvement on TRIR weighted at 10%.
In 2022, the EBIT Metric and the Free Cash Flow Metric excluded the following items:
•	certain litigation, settlement, and regulatory compliance matters, including consulting and professional fees;
•	changes in RISI rates compared to our planned rates; and
•	professional spend, losses and gains related to divestiture activity.
Stericycle, Inc. - 2023 Proxy Statement  33

In addition, the EBIT Metric further excluded the following items:
Compensation Element		Form of Compensation		Performance and Vesting Criteria		Purpose
	Base Salary		Cash		N/A		Provide fixed compensation to attract and retain key executives and to offset external factors that may impact incentive pay
	Annual Cash Bonus		Cash		Annual EBIT Metric, Annual Free Cash Flow Metric and two Safety Metrics		Incentivize executives to achieve annual performance goals and be rewarded commensurately
	Long-term Incentives		Time-based RSUs (45%) PSUs (55%)		Three-year ratable vesting based on continuous service Vest, or not, at the end of the three-year period depending on achievement of pre-established performance metrics		Incentivize long-term value creation and align management’s interests with those of our stockholders
For 2022, approximately 84% of our Chief Executive Officer’s target total compensation and approximately 73% of the target total compensation of our other NEOs was at risk.
The chart below illustrates how these components were allocated in actual total compensation received by our Chief Executive Officer and other NEOs in 2022.

34  Stericycle, Inc. - 2023 Proxy Statement

2022 Compensation Program Highlights
BASE SALARIES
The table below illustrates the NEOs’ base salaries over the past three fiscal years.
	2022 Salary ($)	2021 Salary ($)	2020 Salary(1) ($)
Ms. Miller	1,038,240	1,008,000	960,000
Ms. Zelenka	700,000	656,250	625,000
Mr. Ginnetti	604,095	586,500	575,000
Mr. Rogers	530,450	515,000	300,000/500,000(2)
Mr. White	481,268	467,250	445,000
(1)
The base salary amounts for 2020 were only in place during the periods of February 9, 2020 – March 21, 2020 and June 28, 2020 – December 31, 2020. In the case of Ms. Zelenka, her base salary was $595,000 from February 9, 2020 – March 21, 2020, and then effective June 28, 2020, her base salary was increased to $625,000 as a result of her assuming the additional duties and responsibilities of Chief Information Officer on June 28, 2020.

(2)	Per an agreement with Mr. Rogers when he returned to the Company, his annualized base salary was $300,000 until October 1, 2020, and then was increased to his prior base salary of $500,000.
ANNUAL CASH PERFORMANCE BONUSES
Our annual cash performance bonus program is intended to reward our executive officers for achieving our annual operating plans and budgets. Each executive officer is eligible for an annual cash performance bonus equal to a specified percentage of base salary.
In 2022, our executive officers were eligible to earn annual cash performance bonuses based upon the achievement of the targets for the EBIT Metric and the Free Cash Flow Metric developed from our annual operating plan and Safety Metrics.
As a result, 40% of each NEO’s 2022 annual cash performance bonus target was tied to the achievement of our annual EBIT Metric goal, 40% was tied to the achievement of our annual Free Cash Flow Metric goal, and the remaining 20% was tied to achievement of improvement in Safety Metrics, to be measured by improved TRIR (10%) and a reduction in vehicle incidents (10%).
PERFORMANCE GOALS FOR 2022 – ANNUAL CASH PERFORMANCE BONUS
Based upon our annual business plans, the Compensation and Human Capital Committee established minimum, target, and maximum achievement levels for the 2022 EBIT Metric portion of the annual cash performance bonus.
For 2022, the EBIT Metric target was $189.5 million. There would have been no payout for this metric if we failed to attain performance on the EBIT Metric of greater than $151.6 million, and the payout for performance at or above the maximum goal of $213.4 million was capped at 200%. The Compensation and Human Capital Committee also fixed minimum, target, and maximum 2022 Free Cash Flow Metric performance goals and related payout percentages. For 2022, the target for the Free Cash Flow Metric was $141.3 million. There would have been no payout for this metric if we failed to attain minimum performance on the Free Cash Flow Metric of greater than $113.0 million, and the payout for performance at or above the maximum goal of $169.5 million was capped at 200%.
In addition, the Compensation and Human Capital Committee fixed minimum, target, and maximum safety performance goals and related payout percentages. For 2022, the Safety Metric targets were a 5% reduction in vehicle incidents and a 3.75% reduction in TRIR frequency. There would have been no payout for the vehicle incident metric if we failed to attain a minimum reduction of 3%, and the payout for a reduction at or above the maximum goal of 10% was capped at 150%. There would have been no payout for the TRIR frequency reduction metric if our accident frequency was greater than 4.75% and the payout for a frequency at or above the maximum of the goal of 3.70% was capped at 150%.
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The following table shows how different levels of performance on the EBIT Metric and the Free Cash Flow Metric were designed to affect the payout.
	EBIT Metric Cash Bonus Program for 2022 40% Total Cash Bonus			Free Cash Flow Metric Cash Bonus Program for 2022 40% Total Cash Bonus
	Percentage of Award Payout	Percent EBIT Metric Attainment	EBIT Metric Target (in $ millions)	Percentage of Award Payout	Percent Free Cash Flow Metric Attainment	Free Cash Flow Metric Target (in $ millions)
Minimum	10%	82.0%	>151.6	10%	82.0%	>113.0
Target	100%	100%	189.5	100%	100%	141.3
Maximum	200%	112.6% or more	213.4 or more	200%	120% or more	169.5 or more
The performance targets allowed for payout of the annual cash performance bonuses at levels that increase proportionally from the minimum tier (an amount equal to the specified percentage of the executive officer’s base salary multiplied by the payout percentage associated with the minimum achievement level on any one metric) to the maximum.
The EBIT Metric and the Free Cash Flow Metric are Non-GAAP measures. For additional detail and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
The annual target cash performance bonus percentages for 2022 for our NEOs were as follows:
	Target Cash Performance Bonus Percentage of Base Salary	Target Dollar Amount(1) ($)
Ms. Miller	130%	1,343,357
Ms. Zelenka	90%	623,637
Mr. Ginnetti	75%	450,939
Mr. Rogers	70%	369,567
Mr. White	70%	335,302
(1)	The target dollar amount takes into account the base salary and bonus target changes during 2022.
PERFORMANCE RESULTS FOR 2022 – ANNUAL CASH PERFORMANCE BONUS
The performance on our EBIT Metric for 2022 for the purpose of the annual cash performance bonus program was $148.7 million compared to a target of $189.5 million, yielding a quotient of 78.5%, which correlates to a 0% payout for this metric. The performance on our Free Cash Flow Metric in 2022 for the purpose of the annual cash performance bonus program was $78.8 million compared to a target of $141.3 million, yielding a quotient of 55.8%, which correlates to a 0% payout for this metric. With regard to the Safety Metrics, we achieved a 4.25% in TRIR frequency, yielding a quotient of 88.2%, which correlates to a payout of 7.5%, and we experienced an increase in vehicle incidents, resulting in a 0% payout for this metric. When these results are weighted and multiplied, the final payout for the annual cash performance plan is 7.5% of target. For additional detail on the adjustments applied to the results of the EBIT Metric and the Free Cash Flow Metric, and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
LONG-TERM EQUITY INCENTIVE AWARDS
When making long-term equity incentive awards, the Compensation and Human Capital Committee determines the desired total grant date value of each NEO’s award in the manner described above under “Our Compensation-Setting Process.” For 2022, 45% of that total amount was awarded in the form of time-based RSUs and 55% was awarded in the form of PSUs.
No stock options were granted to executives in 2021 and 2022.
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TIME-BASED RSUs FOR 2022
In 2022, time-based RSUs constituted approximately 45% of our NEOs’ long-term incentive compensation. The number of RSUs awarded to an NEO were determined based on the target grant date value of the NEO’s total equity award. The time-based RSUs granted to executive officers in 2022 as annual awards vest in equal annual installments over three years, beginning on the first anniversary of the grant date.
The 2022 time-based RSU awards for our NEOs were as follows:
	Time-Based Restricted Stock Units	Grant Date Value ($)
Ms. Miller	33,995	1,934,995
Ms. Zelenka	16,602	944,986
Mr. Ginnetti	8,357	475,680
Mr. Rogers	7,967	453,482
Mr. White	7,229	411,475
PSUs FOR 2022
PSUs were the remaining 55% of our NEOs’ long-term incentive compensation for 2022. The number of PSUs awarded to an NEO was determined based on the target grant date value of the NEO’s total equity award. PSUs granted to executive officers in 2022 vest, if at all, at the end of the three-year performance period based on two equally weighted metrics (an EPS Metric and a ROIC Metric), which are measured over the three-year period and then multiplied by an rTSR modifier based on the performance of Stericycle’s stock relative to the S&P MidCap 400 Index.
The target number of PSUs, and the related grant date value, awarded to our NEOs in 2022 were as follows:
	Target PSUs	Grant Date Value ($)
Ms. Miller	41,549	2,557,756
Ms. Zelenka	20,291	1,249,114
Mr. Ginnetti	10,215	628,835
Mr. Rogers	9,738	599,471
Mr. White	8,835	543,883
PERFORMANCE GOALS AND RESULTS FOR 2022 – PSUs
The Company began the practice of granting PRSUs in 2017 and then began granting PSUs instead of PRSUs in 2020. For 2020 and 2021, the Compensation and Human Capital Committee established minimum and maximum achievement levels for conditional vesting of the PSUs based on the annual achievement of targets for two equally weighted metrics, an EPS Metric and a ROIC Metric. With respect to the 2022 performance year, the Committee established a goal minimum and maximum for the EPS Metric of $0.52 and $1.17, respectively. Performance in between these two points is interpolated on a straight-line basis to determine the conditional vesting of shares. No PSUs are eligible to vest for this metric if we failed to attain a minimum result of $0.52, and the number of PSUs that are eligible to vest for performance at or above 135% of the target of $0.87 is capped at 150% for the 2020 and 2021 awards.
With respect to the 2022 performance year, the Committee established a goal minimum and maximum for the ROIC Metric of 21.1% and 29.7%, respectively. Performance in between these two points is interpolated on a straight-line basis to determine the
Stericycle, Inc. - 2023 Proxy Statement  37

vesting of shares. No PSUs are eligible for conditional vesting for this metric if we failed to attain a minimum result of 21.1%, and the number of PSUs that are eligible to vest for performance at or above 112.6% of the target of 26.4% is capped at 150% for the 2020 and 2021 awards.
The most recent performance period under the 2020 and 2021 PSUs ended December 31, 2022. The achievement of our EPS Metric for 2022 for the purposes of those PSU awards was $0.55 compared to a target of $0.87, yielding a quotient of 63.1% which correlates to achievement of 39.5% for the metric. The achievement of our ROIC Metric for 2022 for the purposes of the PSU program was 22.5% compared to a target of 26.4%, yielding a quotient of 85.4% which correlates to 53.3% achievement for the metric. Since the two metrics are equally weighted, the total averaged achievement is 46.4%, which represents the percentage of conditionally vested PSUs for the 2022 performance year under the third tranche of the 2020 award and the second tranche of the 2021 award.
The number of PSUs granted in 2020 that would vest was based on the average of results from 2020 at 139%, 2021 at 131.6%, and 2022 at 46.4%, which resulted in a weighted average of 105.7%. An rTSR modifier of 75% was applied to that total, due to Stericycle’s rank in the 19th percentile of the S&P MidCap 400 Index, resulting in an overall vesting of the 2020 PSU awards at 79.26%. The Committee met in February 2023 and certified these results related to the 2020 PSUs, and the following number of PSUs from the 2020 grant vested on March 11, 2023, as compared to target, for each of our NEOs as follows:
	Target Number of 2020 PSUs	Actual Number of 2020 PSUs Vested
Ms. Miller	37,335	29,589
Ms. Zelenka	17,136	13,581
Mr. Ginnetti	10,733	8,505
Mr. Rogers	10,391	8,234
Mr. White	9,019	7,147
Actual vesting for the 2021 PSUs will be determined in early 2024 after the 2023 results are determined and can be averaged with the two prior years’ results and then multiplied by the rTSR modifier for the applicable three-year performance period for a final vesting number. Beginning with the 2022 award, the targets and performance are based on a three-year performance period versus a weighted average of three one-year performance periods.
The EPS Metric and the ROIC Metric are Non-GAAP measures. For additional detail and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
38  Stericycle, Inc. - 2023 Proxy Statement

OUR EXECUTIVE COMPENSATION PROGRAM FOR 2023
For 2023, the Compensation and Human Capital Committee once again engaged its compensation consultant to conduct an independent review of executive officer salaries. After considering the results of the independent review, the Compensation and Human Capital Committee approved salary increases for the NEOs effective on March 1, 2023. To ensure appropriate alignment, the Compensation and Human Capital Committee also considered experience, individual contributions, and the Company’s performance relative to its peer group when setting pay levels. The 2023 salary increases for the NEOs include a 3.6% increase for Ms. Miller, a 3.0% increase for Mr. Ginnetti and a 3.5% increase for the other NEOs.
The Compensation and Human Capital Committee considered feedback from its advisor and investors when designing the 2023 annual cash incentive plan and decided to make no changes for the 2023 plan. The EBIT Metric provides the best representation of how we are achieving results and managing our capital; effective capital management ultimately shows expansion in operating margin if we are putting that capital to its best use. The Free Cash Flow Metric measures our progress on generating cash from operations, improving our balance sheet, and the effective deployment of capital investments. Both metrics have pre-approved and clearly defined adjustment categories that are reasonable and customary.
The metrics for the remaining 20% of the 2023 annual cash incentive plan will focus on safety, which consists of a reduction in the frequency of severe vehicle accidents, a slight change from 2022 which measured the overall reduction in vehicle incidents, and a reduction in TRIR frequency. These safety goals add a non-financial metric (similar to many peers) that sharpens focus on behaviors not captured in financials. Safety is an essential component of everything we do at Stericycle and reflects our commitment to our customers and employees in keeping all of us and the materials that we collect and dispose of out of harm’s way.
We also redesigned our equity program in 2020 to better align with market practices and respond to stockholder feedback, and continued that program. As of 2020, Stericycle’s long-term equity incentive plan no longer includes stock options and divides equity grants by 55% PSUs and 45% RSUs. The vesting of PSUs is based 50% on the achievement of an EPS Metric and 50% on a ROIC Metric. The PSUs are also tied to an rTSR modifier which will adjust the number of shares to be vested up or down by up to 25% based upon Stericycle’s three-year performance relative to the S&P MidCap 400 Index. The rTSR modifier further aligns plan performance with stockholder return. Like the EBIT Metric and Free Cash Flow Metric, the EPS Metric and ROIC Metric both have pre-approved and clearly defined adjustment categories that are reasonable and customary.
As with 2020, 2021 and 2022, the 2023 PSUs vest at the end of the three-year period. However, the Compensation and Human Capital Committee had changed the goal-setting process for the 2022 PSUs from an annual process to an approach which sets a three-year goal for the EPS Metric and the ROIC Metric at the time of grant. In designing the 2023 compensation plans, the Compensation and Human Capital Committee considered the result of the stockholders’ advisory vote as well as feedback from stockholder outreach initiatives. During the 2022 say-on-pay vote, we received 96.6% support “for” the executive compensation program, the highest result since 2016. Given the careful design of the plan changes made in 2020, 2021 and 2022 and the high level of support from our stockholders for those changes, for 2023, the Committee decided to continue with the main plan design elements from 2022, including maintaining the same principal metrics for the plans, the same annual cash incentive metric weightings and the same PSU goal-setting approach.
2023 EXECUTIVE COMPENSATION PLANS
In order to maintain competitiveness with the market but reflect our company’s overall performance, the Committee approved compensation plans for our NEOs that included increases in base salary for the NEOs, but no increase in the cash performance incentive targets, and a two-part equity program. The compensation plans for our NEOs in 2023 are as follows:
	Base Salary ($)	Cash Performance Bonus Percentage of Base Salary	Granted Target PSUs	Granted Time-based RSUs
Ms. Miller	1,075,617	130%	57,800	47,290
Ms. Zelenka	724,500	90%	27,917	22,841
Mr. Ginnetti	622,218	75%	13,986	11,443
Mr. Rogers	549,016	70%	13,398	10,962
Mr. White	498,112	70%	12,156	9,945
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Other Compensation Matters
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
The Stericycle, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), which originally went into effect on September 1, 2016, applies to all NEOs. Stericycle introduced the Severance Plan to be competitive with the market and enhance retention, and amended the Severance Plan in 2020 and 2021 to stay aligned with market trends and business goals. The Severance Plan was further amended in September 2022 to clarify certain provisions relating to eligibility for benefits for participants who have notified the Company of their intent to retire.
The Severance Plan provides for severance pay and benefits in the event a covered executive’s employment is terminated by the Company without cause or due to the covered executive’s resignation for good reason. In situations involving a covered executive’s termination of employment due to a voluntary resignation without good reason, the covered executive’s death or disability, termination of the covered executive by the Company for cause, or if the executive’s employment is terminated on or after the retirement date specified in the executive’s written notice of intent to retire (or such later mutually agreed upon date), the Company would only be required to pay accrued obligations to the covered executive.
In the case of a covered executive’s involuntary termination, which includes a termination of employment by the Company other than for cause, death or disability or by the executive for “Pre-CIC Good Reason” (as such term is defined in the Severance Plan), that does not occur within the 24 month period following a change in control, the covered executive will receive the following benefits so long as the executive executes and honors a full waiver and release of claims, which will include non-competition, non-solicitation, confidentiality, and other restrictive covenants that the Company may deem necessary to protect its interests:
•
An amount equal to the actual annual incentive the executive would have been paid had the executive remained employed on the payment date applicable to then current employees, prorated based on the executive’s period of service through the executive’s termination date.

•
An amount equal to the sum of the executive’s base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.” For the Chief Executive Officer, the severance multiple is two. For all other executive officers, the severance multiple is one.

•	Non-qualified deferred compensation benefits and employee welfare benefits pursuant to the terms of the applicable plans and policies.
•
Payment of, or reimbursement for, the cost of COBRA premiums in connection with the executive’s medical, vision, prescription, and dental coverage in effect as of the date of termination, to the extent such premiums exceed the premiums paid for similar provided coverage by active employees, for up to 18 months.

•	Reimbursement for outplacement benefits up to $25,000.
In the case of a covered executive’s involuntary termination, which includes a termination of employment by the Company other than for cause, death or disability or by the executive for “Post-CIC Good Reason” (as defined in the Severance Plan) that does occur within the 24 month period following a change in control, the covered executive will receive the following benefits so long as the executive executes and honors a full waiver and release of claims, which will include non-competition, non-solicitation, confidentiality, and other restrictive covenants that the Company may deem necessary to protect its interests:
•	An amount equal to the executive officer’s target annual incentive, prorated based on the executive officer’s period of service through the executive officer’s termination date.
•
An amount equal to the sum of the executive officer’s base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.” For the Chief Executive Officer, the severance multiple is three. For all other executive officers, the severance multiple is two.

•	Non-qualified deferred compensation benefits and employee welfare benefits pursuant to the terms of the applicable plans and policies.
•
Payment of or reimbursement for the cost of COBRA premiums in connection with the executive’s medical, vision, prescription, and dental coverage in effect as of the date of termination, to the extent such premiums exceed the premiums paid for similar provided coverage by active employees, for up to 18 months.

DEFERRED COMPENSATION ARRANGEMENTS
Our Board adopted the Stericycle, Inc. Supplemental Retirement Plan (the “Plan”) effective for deferrals of compensation on and after April 1, 2017. Our NEOs are eligible to participate in the Plan, but none of our NEOs elected to participate in the Plan in 2022 or prior years. The Plan is unfunded and designed to be a non-qualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code.
Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by us for that year (the “Company
40  Stericycle, Inc. - 2023 Proxy Statement

Discretionary Contributions”). Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant).
The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to 15 years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company
Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account, subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.
The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause (as defined in the Plan).
PERQUISITES AND PERSONAL BENEFITS
We provide limited perquisites and personal benefits to our executive officers. See “2022 Summary Compensation Table – All Other Compensation” and the related footnotes.
STOCK OWNERSHIP GUIDELINES
All our executive officers and non-employee directors are expected to hold a minimum position in our common stock. We established this program to help align the long-term interests of our executive officers and non-employee directors with those of our stockholders. For 2020, we increased the stock ownership guidelines for the Chief Executive Officer and non-employee directors from four times annual base salary (for the Chief Executive Officer) or respective annual cash retainer (for the non-employee directors) to five times that amount. To further strengthen our stock ownership guidelines, in March 2021 we amended our stock ownership guidelines to remove provisions to the effect that: (i) the in-the-money-value of vested and unvested stock options would count toward achievement of the applicable stock ownership guideline, and (ii) once a director or executive officer achieved the applicable ownership threshold, that individual would be considered in compliance, regardless of any change in his or her salary or cash retainer, or the price of our common stock, so long as such individual continued to own at least the number of shares of our common stock and other awards owned at the time of achieving the applicable threshold.
Stock Ownership Guidelines
Chief Executive Officer	Five times annual base salary
Other NEOs	Three times annual base salary
Non-Employee Directors	Five times annual cash retainers
Although there is no specific period in which the executive officers and non-employee directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal and must retain at least 50% of the net shares acquired upon the vesting or exercise of any equity awards until the minimum position requirement has been achieved.
Shares that will count toward achievement of the stock ownership guidelines include:
•
Shares owned outright (including employee stock purchase plan shares, shares obtained through stock option exercises, shares obtained upon vesting of restricted stock and RSUs and securities convertible into shares of common stock on an as-converted basis) by the executive officer or director or any of such person’s immediate family members residing in the same household;

•	Shares held in trust for the benefit of the executive officer or director or such person’s family;
•	Shares held in our employee benefit plans, including the 401(k) Savings Plan;
•	Shares of unvested restricted stock and RSUs; and
•	Shares of vested or unvested RSUs which are deferred under one of Stericycle’s deferred compensation plans, such as DSUs.
Compliance with these stock ownership guidelines is measured quarterly by our internal team responsible for handling executive compensation matters, and the results of such measurement are reported to the Compensation and Human Capital Committee at least once per year. On each measurement date, compliance is measured using each executive officer’s base salary then in effect, and the higher of the closing price of a share of our common stock on the measurement date and the average trailing 180-day trading price per share of our common stock on the Nasdaq Stock Market on such date.
Stericycle, Inc. - 2023 Proxy Statement  41

ANTI-HEDGING AND ANTI-PLEDGING POLICY
As disclosed earlier in this proxy statement, our directors, officers, consultants, independent contractors and employees of the Company and its subsidiaries are prohibited from (i) short selling our securities, including as part of an arbitrage transaction; (ii) other speculative trading in our securities or hedging of their ownership of our securities, including writing or trading in options, warrants, puts, and calls, prepaid variable forward contracts, equity swaps, collars, or exchange funds; (iii) other transactions that are designed to hedge or offset decreases in the price of our securities; or (iv) holding our securities in a margin account or otherwise pledging our common stock in any manner.
CLAWBACK POLICY
As disclosed earlier in this proxy statement, in order to encourage sound financial reporting and enhance individual accountability, we have a clawback policy that allows us to recover from our executive officers certain performance-based compensation in certain circumstances. In September 2020, the Board made significant revisions to our clawback policy, which significantly expanded the employees covered and the circumstances under which we might recoup incentive compensation paid, granted, or awarded to such employees. In October 2022, the SEC adopted final rules under the Dodd-Frank Act directing national securities exchanges to establish listing standards related to clawback policies. Nasdaq recently posted proposed listing standards requiring listed companies to adopt compensation recoupment policies containing certain provisions. The Compensation and Human Capital Committee will make appropriate modifications to the Company’s clawback policy to comply with the new listing standards once they are finalized. The main elements of our current clawback policy include:
Element	Our Clawback Policy
Covered Employees	Current or former Section 16 officers, Senior Vice Presidents and Vice Presidents
Type of Awards Covered	Cash bonuses, stock options, PSUs, and other equity awards, where the payment or award (or vesting) of the equity or other award is based in whole or in part on objective performance criteria
No Required Restatement of Financials
A restatement is not required to trigger the clawback policy; a recoupment may occur in other circumstances, such as violations of law or Company policy that result in significant financial harm to the Company

No Misconduct Required if There is a Restatement	Even if there was no misconduct by the employee, amounts may be recouped in a restatement situation
Financial Harm Trigger	Recoupment may occur if there has been a violation of law or Company policy that causes significant financial harm to the Company, even if no restatement has occurred
Oversight or Supervisory Failures as a Trigger	Recoupment may occur where the employee directly engaged in the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks
Public Disclosure
If there is any amount required to be reimbursed or cancelled pursuant to the clawback policy, the Company must disclose the amount of the reimbursement or cancellation and the underlying event triggering the reimbursement or cancellation in its proxy statement, as long as the underlying event has been publicly disclosed by the Company in an SEC filing

For additional information on our clawback policy, please see “Corporate Governance – Clawback Policy.”
42  Stericycle, Inc. - 2023 Proxy Statement

Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s executive management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Human Capital Committee
Stephen C. Hooley, Chairman
Lynn D. Bleil
Thomas F. Chen
J. Joel Hackney, Jr.
Stericycle, Inc. - 2023 Proxy Statement  43

EXECUTIVE COMPENSATION
2022 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation paid or earned for the fiscal years noted in the table by our NEOs:
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Cindy J. Miller President and Chief Executive Officer	2022	1,032,890	5,984,943	100,752	17,418	7,136,003
	2021	999,692	3,954,904	1,697,989	3,000	6,655,585
	2020	936,923	2,781,335	1,821,798	34,172	5,574,228
Janet H. Zelenka Executive Vice President, Chief Financial Officer and Chief Information Officer	2022	692,260	2,824,852	46,773	3,000	3,566,885
	2021	650,841	1,501,178	770,109	3,000	2,925,128
	2020	602,308	1,145,505	846,529	3,000	2,597,342
Daniel V. Ginnetti Executive Vice President, International	2022	600,982	1,489,978	33,820	3,000	2,127,780
	2021	584,510	953,976	576,164	3,000	2,117,650
	2020	575,000	911,514	684,394	3,000	2,173,908
Kurt M. Rogers(4) Executive Vice President and General Counsel	2022	527,716	1,398,813	27,718	3,000	1,957,247
	2021	512,404	773,358	471,467	3,000	1,760,229
	2020	318,077	1,108,134	418,865	3,000	1,848,076
S. Cory White Executive Vice President, Chief Commercial Officer	2022	478,788	1,279,246	25,148	16,774	1,799,956
	2021	463,399	759,905	417,020	3,000	1,643,324
	2020	440,000	599,941	707,497	97,344	1,844,782
(1)
The amounts shown represent the aggregate grant date fair value of RSU and PSU awards, determined in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the date of the grant. The grant date fair value of the 2022 PSU awards, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date and the probable outcome of target performance for the three-year performance period of the 2022 PSUs. For the 2021 PSUs and the 2020 PSUs, because the performance-related component of those PSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total PSUs in each year of the three-year performance cycle. As a result, the PSU-related amounts for each year include: (a) for 2022, the sum of the grant date fair values under ASC 718, at target, of the 2022 PSUs for the 2022-2024 performance period, plus the 2022 performance year tranches of the PSUs granted in 2021 and 2020; (b) for 2021, the sum of the grant date fair values under ASC 718, at target, of the 2021 performance year tranches of the PSUs granted in 2021, 2020 and 2019; and (c) for 2020, the sum of the grant date fair values under ASC 718, at target, of the 2020 performance year tranches of the PSUs granted in 2020, 2019 and 2018.

The grant date fair value of time-based RSUs and PSUs granted in 2022, as well as the 2021 PSUs and 2020 PSUs that include a 2022 performance year tranche, are as follows:
Name	Time-Based RSUs ($)	2022 PSUs ($)	Year 2 of 2021 PSUs ($)	Year 3 of 2020 PSUs ($)
Cindy J. Miller	1,934,995	2,557,756	813,566	678,626
Janet H. Zelenka	944,986	1,249,114	319,277	311,475
Daniel V. Ginnetti	475,680	628,835	190,373	195,090
Kurt M. Rogers	453,482	599,471	179,743	166,117
S. Cory White	411,475	543,883	159,953	163,935
      The maximum level of performance for the three-year performance period of the 2022 PSUs is 200%, and includes an rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400 Index, and for Year 2 of the 2021 PSUs and Year 3 of the 2020 PSUs is 150% (the three-year measurement period for the 2021 PSUs and the 2020 PSUs also includes an rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400 Index). Assuming the 200% maximum achievement, the aggregate grant date fair value of the 2022 PSUs would be: Ms. Miller - $5,115,513; Ms. Zelenka - $2,498,228; Mr. Ginnetti - $1,257,671; Mr. Rogers - $1,198,943; and Mr. White - $1,087,765. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2022 performance year tranche of the 2021 PSUs would be: Ms. Miller - $1,220,349; Ms. Zelenka - $478,916; Mr. Ginnetti - $285,560; Mr. Rogers - $269,615; and Mr. White - $239,930. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2022 performance year tranche of the 2020 PSUs would be: Ms. Miller - $1,017,939; Ms. Zelenka - $467,213; Mr. Ginnetti - $292,635; Mr. Rogers - $249,176; and Mr. White - $245,903.
44  Stericycle, Inc. - 2023 Proxy Statement

     The grant date fair value of time-based RSUs and PSUs with a 2021 performance year tranche are as follows:
Name	Time-Based RSUs ($)	Year 1 of 2021 PSUs ($)	Year 2 of 2020 PSUs ($)	Year 3 of 2019 PRSUs ($)
Cindy J. Miller	1,934,955	813,566	678,626	527,757
Janet H. Zelenka	759,319	319,277	311,475	111,107
Daniel V. Ginnetti	452,772	190,373	195,090	115,741
Kurt M. Rogers	427,498	179,743	166,117	—
S. Cory White	380,472	159,953	163,935	55,545
      The maximum level of performance for Year 1 of the 2021 PSUs and for Year 2 of the 2020 PSUs is 150% (the three-year measurement period for the 2021 PSUs and the 2020 PSUs also includes an rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400 Index), and for Year 3 of the 2019 PRSUs is the same as target. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2021 performance year tranche of the 2021 PSUs would be: Ms. Miller - $1,220,349; Ms. Zelenka - $478,916; Mr. Ginnetti - $285,560; Mr. Rogers - $269,615; and Mr. White - $239,930. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2021 performance year tranche of the 2020 PSUs would be: Ms. Miller - $1,017,939; Ms. Zelenka - $467,213; Mr. Ginnetti - $292,635; Mr. Rogers - $249,176; and Mr. White - $245,903.
      The grant date fair value of time-based RSUs and PSUs with a 2020 performance year tranche are as follows:
Name	Time-Based RSUs ($)	Year 1 of 2020 PSUs ($)	Year 2 of 2019 PRSUs ($)	Year 3 of 2018 PRSUs ($)
Cindy J. Miller	1,574,952	678,626	527,757	—
Janet H. Zelenka	722,923	311,475	111,107	—
Daniel V. Ginnetti	452,800	195,090	115,741	147,883
Kurt M. Rogers	942,017	166,117	—	—
S. Cory White	380,461	163,935	55,545	—
      The maximum level of performance for Year 1 of the 2020 PSUs is 150% (the three-year measurement period for the 2020 PSUs also includes an rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400 Index), and for Year 2 of the 2019 PRSUs and Year 3 of the 2018 PRSUs is the same as target. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2020 performance year tranche of the 2020 PSUs would be: Ms. Miller - $1,017,939; Ms. Zelenka - $467,213; Mr. Ginnetti - $292,635; Mr. Rogers - $249,176; and Mr. White - $245,903.
(2)
The amounts shown represent the gross amounts of the NEO’s annual cash incentive for the applicable fiscal year. In addition, for Mr. White in 2020, the amount shown includes $288,360 related to the successful execution of certain divestiture transactions.

(3)
The amounts shown for 2022 consist of the Company’s 401(k) matching contribution to each NEO and, with respect to Ms. Miller and Mr. White, also include $14,418 and $13,774, respectively, for the incremental cost to the Company for each of them and a guest to attend a trip awarded to a group of employees for outstanding performance.

(4)	Mr. Rogers ceased employment with the Company in January 2020 and was subsequently rehired in March 2020.
Stericycle, Inc. - 2023 Proxy Statement  45

2022 Grants of Plan-Based Awards
The following table provides information about the plan-based awards for our NEOs during 2022.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Cindy J. Miller			26,867	1,343,357	2,552,378
	2022 RSUs	3/15/2022							33,995	1,934,995
	2022 PSUs	3/15/2022				3,895	41,549	83,098		2,557,756
	2021 PSUs	3/15/2022				2,181	11,634	21,814		813,566
	2020 PSUs	3/15/2022				2,333	12,445	23,334		678,626
Janet H. Zelenka			12,473	623,637	1,184,910
	2022 RSUs	3/15/2022							16,602	944,986
	2022 PSUs	3/15/2022				1,902	20,291	40,582		1,249,114
	2021 PSUs	3/15/2022				856	4,566	8,561		319,277
	2020 PSUs	3/15/2022				1,071	5,712	10,710		311,475
Daniel V. Ginnetti			9,019	450,939	856,784
	2022 RSUs	3/15/2022							8,357	475,680
	2022 PSUs	3/15/2022				958	10,215	20,430		628,835
	2021 PSUs	3/15/2022				510	2,722	5,104		190,373
	2020 PSUs	3/15/2022				671	3,578	6,708		195,090
Kurt M. Rogers			7,391	369,567	702,177
	2022 RSUs	3/15/2022							7,967	453,482
	2022 PSUs	3/15/2022				913	9,738	19,476		599,471
	2021 PSUs	3/15/2022				482	2,570	4,819		179,743
	2020 PSUs	3/15/2022				649	3,464	6,494		166,117
S. Cory White			6,706	335,302	637,074
	2022 RSUs	3/15/2022							7,229	411,475
	2022 PSUs	3/15/2022				828	8,835	17,670		543,883
	2021 PSUs	3/15/2022				429	2,287	4,289		159,953
	2020 PSUs	3/15/2022				564	3,006	5,637		163,935
(1)
The Grant Date for the 2021 PSUs and 2020 PSUs represents the date on which the Compensation and Human Capital Committee established the performance goals for the 2022 performance year tranche for those PSUs.

(2)
These amounts consist of the threshold, target and maximum cash award levels set in 2022 under the annual cash performance bonus program. The amounts included in the threshold column reflect the payout if threshold performance were achieved at the minimum level required for any payout under one of the metrics, which was 2.0%. Please see “Compensation Discussion and Analysis” for further information regarding the annual cash performance bonus program.

(3)
For the 2022 PSUs, the amounts shown at target represent the target number of units that may be earned, and the earnout percentage may range from 9.375% to 200% of the target number of PSUs. Any earned 2022 PSUs will vest on the third anniversary of the grant date. For the 2021 PSUs and 2020 PSUs, the amounts shown at target represent one-third of the target number of units that may be earned under the terms of the award since performance targets are set annually and, as a result, one-third of the grant date fair value is recognized in each performance year, as further described in footnote (5) below. The earnout percentage may range from 18.75% to 187.5% of the target PSUs granted in 2021 and in 2020, and any earned 2021 PSUs and 2020 PSUs will vest on the third anniversary of the grant date. Please see “Long-Term Equity Incentive Awards” in “Compensation Discussion and Analysis” above.

(4)
The amounts represent the time-based RSUs granted to the NEOs in 2022, which vest in equal annual installments over three years, beginning on the first anniversary of the grant date, provided that in each case the executive is still employed by the Company on the vesting date (or if the executive is eligible for vesting under another provision described in the agreement, such as an eligible retirement event). Please see “Compensation Discussion and Analysis” for further information regarding these RSU grants.

(5)
The grant date fair value of each time-based RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the applicable grant date. The grant date fair value of the 2022 PSU awards, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date and the probable outcome of target performance for the three-year performance period of the 2022 PSUs. For the 2021 PSUs and the 2020 PSUs, because the performance-related component of those PSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total PSUs in each year of the three-year performance cycle. For 2022, the grant date fair value of the 2021 PSUs and 2020 PSUs, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date and the probable outcome of target performance of the 2022 performance year tranche for each of the 2021 PSUs and the 2020 PSUs. The maximum level of performance for the three-year performance period of the 2022 PSUs is 200%, and includes an rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400 Index (subject to the maximum cap of 200%), and for Year 2 of the 2021 PSUs and Year 3 of the 2020 PSUs is 150% (the three-year measurement period for the 2021 PSUs and the 2020 PSUs also includes an rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year rTSR performance relative to the S&P MidCap 400 Index).

46  Stericycle, Inc. - 2023 Proxy Statement

2022 Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the outstanding equity awards held by the NEOs as of December 31, 2022.
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Cindy J. Miller						3/15/2022	33,995	1,696,011	3,895	194,322
						3/09/2021	19,038	949,806	34,902	1,741,261
						3/11/2020	29,589(5)	1,476,195
	5/02/2019	14,059	—	57.25	5/02/2027	3/11/2020	10,182	507,980
	3/12/2019	24,851	16,566	48.59	3/12/2027	3/12/2019	4,802	239,572
	11/01/2018	48,313	12,078	50.78	11/01/2026	11/01/2018	2,232	111,354
Janet H. Zelenka						3/15/2022	16,602	828,274	1,902	94,891
						3/09/2021	7,471	372,728	13,697	683,343
						3/11/2020	13,581(5)	677,556
	7/01/2019	24,488	—	46.96	7/01/2027	3/11/2020	4,674	233,186
Daniel V. Ginnetti						3/15/2022	8,357	416,931	958	47,795
						3/09/2021	4,455	222,260	8,167	407,452
						3/11/2020	8,505(5)	424,314
	3/12/2019	8,218	—	48.59	3/12/2027	3/11/2020	2,928	146,078
	3/01/2018	22,884	5,721	62.04	3/01/2026	3/01/2018	1,431	71,393
	2/24/2017	147	—	82.93	2/24/2027
	2/16/2017	24,993	—	83.35	2/16/2025
	2/26/2016	508	—	115.54	2/26/2026
	2/05/2016	43,696	—	111.12	2/05/2024
	2/05/2016	899	—	111.12	2/05/2024
	2/06/2015	44,232	—	130.19	2/06/2023
	2/06/2015	768	—	130.19	2/06/2023
	2/20/2013	14,550	—	95.87	2/20/2023
Kurt M. Rogers						3/15/2022	7,967	397,474	913	45,550
						3/09/2021	4,206	209,837	7,711	384,702
						10/2/2020	8,559	427,009
						5/1/2020	2,834	141,388
						5/1/2020	8,234(5)	410,794
S. Cory White						3/15/2022	7,229	360,655	828	41,309
						3/09/2021	3,744	186,788	6,862	342,345
						3/11/2020	7,147(5)	356,564
	5/1/2019	10,095	—	56.95	5/1/2027	3/11/2020	2,460	122,729
Stericycle, Inc. - 2023 Proxy Statement  47

(1)
Options granted prior to 2019 vest in 20% increments on each of the first through fifth year anniversaries of the option grant date, and options granted in 2019 and 2020 vest in one-third increments on each of the first through third year anniversaries of the option grant date, except that options granted to Ms. Miller on March 12, 2019 vest over five years based on the terms of her offer letter.

(2)
Represents time-based RSUs. RSUs granted in 2018 vest in 20% increments on each of the first through fifth year anniversaries of the date of grant, and RSUs granted in 2019 through 2022 vest in one-third increments on each of the first through third year anniversaries of the date of grant, except that RSUs granted in 2019 to Ms. Miller vest over five years based on the terms of her offer letter and RSUs granted to Mr. Rogers on October 2, 2020 cliff vest on April 1, 2023.

(3)	Market value is based on the share price of $49.89 as of December 30, 2022, the last trading day of 2022.
(4)
The numbers shown represent PSUs which will vest, if at all, on the third anniversary of the date of grant, to the extent performance goals related to the EPS Metric, ROIC Metric, and rTSR are achieved. The amounts shown reflect (a) with respect to the 2022 PSUs for the performance period from 2022 to 2024, the actual results will be determined based on attainment levels as of December 31, 2024; therefore, threshold levels (9.375%) have been assumed; (b) with respect to the 2021 PSUs, the average of the actual results level for the 2021 and 2022 performance years and the target level for the 2023 performance year; and (c) with respect to the 2020 PSUs, the actual results are shown in the table as described in footnote (5).

(5)
The numbers shown represent the number of 2020 PSUs that were achieved based on performance in the three-year performance period from 2020 to 2022. These PSUs vested on March 11, 2023 for all NEOs other than Mr. Rogers, whose PSUs will vest on May 1, 2023.

48  Stericycle, Inc. - 2023 Proxy Statement

2022 Option Exercises and Stock Vested
The following table summarizes information regarding RSU and PSU awards to the NEOs that vested during the fiscal year ended December 31, 2022. No stock options were exercised by the NEOs during the fiscal year ended December 31, 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized on Vesting ($)(2)
Cindy J. Miller	—	—	36,311	1,983,220(3)(4)
Janet H. Zelenka	—	—	13,141	680,823(3)(4)
Daniel V. Ginnetti	—	—	12,348	695,885(3)(4)
Kurt M. Rogers	—	—	4,937	261,458(3)
S. Cory White	—	—	6,282	340,370(3)(4)
(1)	Represents the number of time-based RSUs and PSUs that vested during 2022.
(2)
Represents the market value of the shares issued in settlement of time-based RSU awards and PSU awards on the date of the awards vested, calculated using the closing sale price reported on the Nasdaq Global Select Market on the vesting date.

(3)	The value realized upon vesting of time-based RSU awards was computed based on the following:
Name	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting ($)	Value Realized on Vesting ($)
Cindy J. Miller	3/9/2022	9,518	56.69	539,575
	3/11/2022	10,182	55.44	564,490
	3/12/2022	2,401	55.44	133,111
	5/2/2022	1,359	49.00	66,591
	11/1/2022	2,232	44.57	99,480
Janet H. Zelenka	3/9/2022	3,735	56.69	211,737
	3/11/2022	4,674	55.44	259,127
	7/1/2022	2,366	44.37	104,979
Daniel V. Ginnetti	2/16/2022	1,000	59.95	59,950
	3/1/2022	1,430	58.25	83,298
	3/9/2022	2,227	56.69	126,249
	3/11/2022	2,927	55.44	162,273
	3/12/2022	2,382	55.44	132,058
Kurt M. Rogers	3/9/2022	2,103	56.69	119,219
	5/1/2022	2,834	50.19	142,238
	3/9/2022	1,871	56.69	106,067
S. Cory White	3/11/2022	2,460	55.44	136,382
	5/1/2022	976	50.19	48,985
(4)	The value realized upon vesting of PSU awards was computed based on the following:
Name	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting ($)	Value Realized on Vesting ($)
Cindy J. Miller	3/12/2022	9,261	55.44	513,430
	5/2/2022	1,358	49.00	66,542
Janet H. Zelenka	7/1/2022	2,366	44.37	104,979
Daniel V. Ginnetti	3/12/2022	2,382	55.44	132,058
S. Cory White	5/1/2022	975	50.19	48,935
Stericycle, Inc. - 2023 Proxy Statement  49

Potential Payments Upon Termination or Change in Control
The Board adopted a plan for executive severance, including but not limited to following a change in control, which went into effect on September 1, 2016 and was amended in 2020, 2021 and September 2022. For further discussion of the executive severance plan, see “Executive Severance and Change in Control Plan” in the “Compensation Discussion and Analysis” section above.
Additionally, the Company’s long-term incentive plans and award agreements provide for the following treatment of awards:
•
Upon a change in control, stock options and time-based RSU awards that were granted in 2018 or later will vest in full and PRSU or PSU awards will vest at target level and any restrictions on shares underlying the awards shall lapse if the employee terminates involuntarily and for good reason within 24 months of the change in control.

•	Upon a termination of employment due to death or disability, stock options and time-based RSU awards will vest in full and
PRSU awards will vest at target level, without regard to satisfaction of performance targets. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) the first anniversary of the executive’s death or (ii) the option’s expiration date.
•
Upon a qualifying retirement, time-based RSU awards will continue to vest in accordance with the applicable vesting schedule and PSU awards will remain outstanding and be earned based on actual performance and vest in accordance with the applicable vesting schedule.

•
For terminations of employment other than described above, all unvested awards will be forfeited. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) 90 days after the executive’s termination date or (ii) the option’s expiration date.

Payments upon a Termination Following a Change in Control
Name	Severance(1) ($)	Annual Incentive(2) ($)	Stock Options(3) ($)	RSUs/ PSUs(4) ($)	Continued Welfare and Other Benefits(5) ($)	Total ($)
Cindy J. Miller	7,144,791	1,343,357	21,536	9,181,506	—	17,691,190
Janet H. Zelenka	2,647,274	623,637	—	3,984,764	36,618	7,292,293
Daniel V. Ginnetti	2,110,068	450,939	—	2,309,209	33,592	4,903,808
Kurt M. Rogers	1,800,034	369,567	—	2,564,645	36,618	4,770,864
S. Cory White	1,633,140	335,302	—	1,903,254	33,592	3,905,288
Payments upon a Termination other than for Cause, Disability or Death (Without a Change in Control)
Name	Severance(6) ($)	Annual Incentive(7) ($)	Stock Options ($)	RSUs/ PSUs ($)	Continued Welfare and Other Benefits(8) ($)	Total ($)
Cindy J. Miller	4,763,194	100,752	—	—	25,000	4,888,946
Janet H. Zelenka	1,323,637	46,773	—	—	61,618	1,432,028
Daniel V. Ginnetti	1,055,034	33,820	—	—	58,592	1,147,446
Kurt M. Rogers	900,017	27,718	—	—	61,618	989,353
S. Cory White	816,570	25,148	—	—	58,592	900,310
(1)
In accordance with the Executive Severance and Change in Control Plan (the “Executive Severance Plan”), amounts in this column represent severance payments equal to three times for Ms. Miller and two times for the other NEOs, which are the sum of the executive officer’s base salary and target annual incentive.

(2)
In accordance with the Executive Severance Plan, the executive will receive a prorated annual incentive for the year in which the termination occurs, calculated based on target performance during the year.

(3)
Stock options will vest in full (i) for the stock options held by Mr. Ginnetti that were granted during or after 2018, and for all stock options held by the other NEOs, if the NEO’s employment is terminated involuntarily or he or she terminates employment for good reason within 24 months of a change in control; or (ii) upon death. The value shown for stock options was determined by multiplying the number of unvested stock options by the difference between the closing stock price of $49.89 per share on December 30, 2022, the last trading day of 2022, and the exercise price of the unvested stock options.

(4)
Time-based RSUs will vest in full and PRSUs will vest at target level if the NEO’s employment is terminated involuntarily or he or she terminates employment for good reason within 24 months of a change in control; or (ii) upon death. The value shown for RSUs was determined by multiplying the closing stock price of $49.89 per share on December 30, 2022, the last trading day of 2022, by the number of unvested RSUs and PSUs that would vest upon the triggering event.

50  Stericycle, Inc. - 2023 Proxy Statement

(5)
In accordance with the Executive Severance Plan, amounts in this column represent payments by the company for the continuation of medical, dental, and vision insurance for a period of 18 months should the NEO elect COBRA coverage for these benefits based on their benefit elections in place on December 31, 2022.

(6)
In accordance with the Executive Severance Plan, amounts in this column represent severance payments equal to two times for Ms. Miller and one time for the other NEOs the sum of the executive officer’s base salary and target annual incentive.

(7)
In accordance with the Executive Severance Plan, the executive will receive a prorated annual incentive for the year in which the termination occurs, calculated based on actual performance during the year.

(8)
In accordance with the Executive Severance Plan, amounts in this column represent $25,000 in outplacement services plus the amount that would be paid by the company for the continuation of medical, dental, and vision insurance for a period of 18 months should the NEO elect COBRA coverage for these benefits based on their benefit elections in place on December 31, 2022.

Stericycle, Inc. - 2023 Proxy Statement  51

Non-Qualified Deferred Compensation
Our Board adopted the Plan effective for deferrals of compensation on and after April 1, 2017. The Plan applies to directors, management and highly compensated employees of Stericycle, or an applicable Company subsidiary. The Plan is unfunded and designed to be a non-qualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the Elective Deferral Contributions and may credit the participant’s account with the Company Discretionary Contributions. Participants may defer up to 80% of salary, bonus, and commissions. Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant). Participants may change investment choices daily.
The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to 15 years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.
The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause.
None of the NEOs elected to participate in the Plan in 2022 or prior years, nor are any of them currently a participant in the Plan.
Chief Executive Officer Pay Ratio for 2022
We are required to disclose (i) the median of the annual total compensation of our employees (other than our CEO), (ii) the annual total compensation of our CEO, and (iii) the corresponding pay ratio.
We last identified our median employee at the end of 2019, and we used that employee over the next three years when reporting our pay ratio. While they remain employed by Stericycle, per SEC requirements, we are obligated to choose a new median employee for the pay ratio disclosure.
We believe our pay ratio is a reasonable estimate, calculated in compliance with the requirements set forth in Item 402(u) of
Regulation S-K. We identified the median employee using our employee population as of December 31, 2022. We are a global company with complex operations. As of our measurement date of December 31, 2022, we had slightly more than 15,000 employees in 16 countries. We have small employee populations in some of these locations, which in the aggregate make up less than 5% of our total workforce. As a result, we excluded employee populations utilizing the de minimis exception permitted by the pay ratio rule in the following locations when identifying the median employee at the end of 2022:
• Australia—58 employees	• Romania—260 employees
• Belgium—12 employees	• South Korea—169 employees
• France—71 employees	• Singapore—25 employees
• Ireland—147 employees
• The Netherlands—19 employees
We used a consistently applied compensation measure across this employee population to identify the median employee. For our consistently applied compensation measure, we used base salary as of our measurement date. The majority of our employees receive base salary (paid on an hourly, weekly, biweekly, or monthly basis) and do not participate in any variable incentive plans. Consequently, we believe base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s annual total compensation in the same manner as the CEO in the Summary Compensation Table (“SCT”), except that for both the median employee compensation and CEO compensation, we included the Company’s portion of health care insurance premiums. For the CEO, this amount was zero in 2022 because she declined to participate in medical coverage provided by the Company.
For 2022, the total compensation for our CEO, Ms. Miller, was $7,136,003 as reported in the SCT.
Our median employee compensation was $56,162. Accordingly, our CEO to median employee pay ratio is 127:1.
52  Stericycle, Inc. - 2023 Proxy Statement

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation of our principal executive officer (“PEO”) and the average of the Non-PEO NEOs, and certain performance metrics for the fiscal years listed below. The Compensation and Human Capital Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown, rather, the Committee followed Stericycle’s Executive Compensation Philosophy and best practice when making pay decisions.
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income (Loss) ($ Millions)	EPS Metric (5) ($)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	7,136,003	3,479,109	2,362,967	1,372,979	78.19	136.56	56.5	0.55
2021	6,655,585	5,339,859	2,111,583	1,791,322	93.46	144.60	(26.8)	0.60
2020	5,574,228	7,026,428	2,116,027	2,233,813	108.65	104.81	(55.9)	0.71
(1)	Cindy J. Miller was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are Janet H. Zelenka, Daniel V. Ginnetti, Kurt M. Rogers, and S. Cory White.
(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts from the Summary Compensation Table total for the PEO and the average of the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column below are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2022	7,136,003	(5,984,944)	2,328,050	3,479,109
2021	6,655,585	(3,954,904)	2,639,178	5,339,859
2020	5,574,228	(2,781,335)	4,233,535	7,026,428
Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Exclusion of Stock Awards for Non-PEO NEOs ($)	Inclusion of Equity Values for Non-PEO NEOs ($)	Compensation Actually Paid to Non-PEO NEOs ($)
2022	2,362,967	(1,748,222)	758,234	1,372,979
2021	2,111,583	(997,104)	676,843	1,791,322
2020	2,116,027	(941,274)	1,059,060	2,233,813
      The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:
Year	Year-End Fair Value of Equity Awards Granted During Covered Year That Remained Unvested as of End of Covered Year for PEO ($)	Change in Fair Value from End of Prior Year to End of Covered Year of Unvested Equity Awards Granted in a Prior Year for PEO ($)	Change in Fair Value from End of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During the Covered Year for PEO ($)	Fair Value at End of Prior Year of Equity Awards Forfeited During Covered Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2022	3,947,727	(1,222,599)	(397,078)	—	2,328,050
2021	3,993,208	(1,280,636)	(73,394)	—	2,639,178
2020	4,142,490	366,841	(275,796)	—	4,233,535
53  Stericycle, Inc. - 2023 Proxy Statement

Year	Year-End Fair Value of Equity Awards Granted During Covered Year That Remained Unvested at End of Covered Year for Non-PEO NEOs ($)	Change in Fair Value from End of Prior Year to End of Covered Year of Unvested Equity Awards Granted in a Prior Year for Non-PEO NEOs ($)	Change in Fair Value from End of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During the Covered Year for Non-PEO NEOs ($)	Fair Value at End of Prior Year of Equity Awards Forfeited During Covered Year for Non-PEO NEOs ($)	Total - Inclusion of Equity Values for Non-PEO NEOs ($)
2022	1,158,297	(292,732)	(107,331)	—	758,234
2021	1,007,265	(325,203)	(5,219)	—	676,843
2020	1,367,286	86,421	(79,673)	(314,974)	1,059,060
(4)
The Peer Group total shareholder return (“TSR”) set forth in this table utilizes the Dow Jones U.S. Waste & Disposal Services Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022. The Company TSR and Peer Group TSR amounts assume $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Dow Jones U.S. Waste & Disposal Services Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined the EPS Metric to be the most important financial performance measure used to link Company performance to compensation actually paid to our PEO and Non-PEO NEOs in 2022. The EPS Metric is calculated from diluted earnings per share, adjusted for certain matters, and is a non-GAAP financial measure. For additional detail and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between Compensation Actually Paid and TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and TSR for the Company and the Dow Jones US. Waste & Disposal Index over the past three fiscal years.

Stericycle, Inc. - 2023 Proxy Statement  54

Relationship Between Compensation Actually Paid and Net Income (Loss)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income (loss) during the past three fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
Compensation Actually Paid ($ in Millions)
8
7
6
5
4
3
2
1
0
7.0
2.2
-55.9
5.3
-26.8
1.8
3.5
1.4
56.5
2020
2021
2022
Fiscal Year
$80
$60
$40
$20
$0
-$20
-$40
-$60
-$80
Net Income ($ in Millions)
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Stericycle, Inc. Net Income

Relationship Between Compensation Actually Paid and EPS Metric

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our EPS Metric during the past three fiscal years.

Tabular List of Most Important Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking compensation actually paid to our PEO and other NEOs for 2022 to Company performance. The measures in this table are not ranked.
EPS Metric
EBIT
Free Cash Flow
Adjusted ROIC
Relative Total Shareholder Return
55  Stericycle, Inc. - 2023 Proxy Statement

ITEM 4  Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2023
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
In considering Ernst & Young’s appointment for the 2023 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:
•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2022 fiscal year, including its ability to meet deadlines and respond quickly;
•
Ernst & Young’s capability and expertise in handling engagements with the breadth and complexity of our operations, including its approach to resolving significant accounting and auditing matters and consultations with the firm’s national office;

•	The qualification and experience of key members of the engagement, including the lead audit partner;
•	The adequacy of information provided on accounting issues, auditing issues and regulatory developments;
•	The timeliness and quality of Ernst & Young’s communication with the Audit Committee, including communications regarding the conduct of the audit and with respect to issues identified in the audit;
•	External data on audit quality and performance, including the most recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms, and management feedback;
•	The appropriateness of Ernst & Young’s fees, on both an absolute basis and as compared to its peer firms; and
•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.
Ernst & Young has served as our independent registered public accounting firm since 1991. The Audit Committee is responsible for the audit fee negotiations associated with our Company’s retention of Ernst & Young. In order to assure continued auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young’s new lead engagement partner. The current lead audit partner was appointed in 2021.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider its appointment.
We are asking our stockholders to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young to our stockholders as a matter of good corporate governance. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as our Company’s independent registered public accounting firm is in the best interests of our Company and its stockholders.
The Board of Directors recommends a vote “FOR” ratification of Ernst & Young as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
56  Stericycle, Inc. - 2023 Proxy Statement

FEES PAID TO INDEPENDENT AUDITORS
The following table shows the aggregate fees paid to Ernst & Young by us for the services it rendered during the fiscal years ended December 31, 2022 and December 31, 2021.
Description of Fees	FY 2022 ($)	FY 2021 ($)
Audit Fees(1)	5,110,310	6,206,190
Audit-Related Fees(2)	—	338,500
Tax Fees(3)	—	28,850
All Other Fees(4)	4,690	8,610
TOTAL	5,115,000	6,582,150
(1)
Includes fees for the audits of annual consolidated financial statements and internal control over financial reporting, reviews of interim financial statements included in our quarterly reports on Form 10-Q, and assistance with and review of certain documents and letters filed with the SEC.

(2)	Includes fees related to transaction audit and integration services.
(3)	Includes fees related to tax compliance, tax advice and tax planning services.
(4)	Includes fees related to access to online research tools.
AUDIT COMMITTEE PRE-APPROVAL POLICIES
In accordance with policies adopted by the Audit Committee, all audit and non-audit related services to be performed for us by the independent registered public accounting firm must be approved in advance by the Audit Committee. All the services Ernst & Young performed for us during 2022 and 2021 were pre-approved by the Audit Committee.
Stericycle, Inc. - 2023 Proxy Statement  57

Audit Committee Report
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee also assists the Board of Directors in its oversight of enterprise risks, including risks related to information security and business continuity. The Audit Committee operates pursuant to a written charter, which is available on the Company’s investor relations website, investors.stericycle.com. The Audit Committee is comprised of five directors, all of whom are independent and two of whom (Brian P. Anderson, the Chairman, and Kay G. Priestly) have been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission.
In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with United States generally accepted accounting principles, and that it is the responsibility of the Company’s independent auditor to audit those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent registered public accounting firm.
In carrying out our oversight responsibility, we review and discuss with both management and the independent auditor all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and the independent auditor the quarterly and annual financial statements for the fiscal year ended December 31, 2022. Our reviews and discussions with the independent auditor included discussions of the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including among other items, the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from management and the Company. The Audit Committee considered the compatibility of non-audit services with Ernst & Young’s independence.
The Audit Committee discussed with management significant risks and exposures identified by management, the internal auditors or Ernst & Young, and management’s steps to address such risks. In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including with respect to the Company’s system deployments, staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.
The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2022.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers a variety of factors, including: candor and insight provided to the Audit Committee; proactivity; ability to meet deadlines and respond quickly; feasibility and benefits of audit firm and lead partner rotation; content, timeliness and practicality of the audit firm’s communications with management; adequacy of information provided on accounting issues, auditing issues and regulatory developments; timeliness and accuracy of all services presented to the Audit Committee for pre-approval and review; management feedback; lead partner performance; comprehensiveness of evaluations of internal control structure; the overall quality and efficiency of the services provided by the auditors; the auditors’ global capabilities; and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner as part of its oversight activities. The Audit Committee bases its selection of the lead audit partner on the Audit Committee’s interactions with prospective candidates, assessment of their professional experience, and input received from the independent auditor and management. In selecting and approving the lead audit partner, management and the Audit Committee interviewed proposed candidates, and, after discussing the desired qualifications of the lead audit partner, the Audit Committee approved the selection of the current lead audit partner of the Company beginning with the 2021 audit. Based on these evaluations, the Audit Committee has retained Ernst & Young as the Company’s independent auditor for 2023. Ernst & Young has been the independent auditor for the Company since 1991. The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the independent auditors.
58  Stericycle, Inc. - 2023 Proxy Statement

Based on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Audit Committee
Brian P. Anderson, Chairman
Naren K. Gursahaney
Robert S. Murley
Kay G. Priestly
James L. Welch
Stericycle, Inc. - 2023 Proxy Statement  59

ITEM 5 Stockholder Proposal Entitled Improve Political Spending Disclosure
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, has advised that he is a beneficial owner of 50 shares of our common stock and has submitted the following resolution for consideration by stockholders:
Proposal 5 - Improve Political Spending Disclosure

Resolved, that the shareholders of Stericycle request that the Company provide a report, updated semiannually, disclosing the Company’s:
1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a.	The identity of the recipient as well as the amount paid to each; and
b.	The title(s) of the person(s) in the Company responsible for decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.
Supporting Statement
As a long-term shareholder of Stericycle, I support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.
A company's reputation, value, and bottom line can be adversely impacted by political spending. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations – groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to be associated with.
The Conference Board’s 2021 “Under a Microscope” report details these risks, recommends the process suggested in this proposal, and warns “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity—and the risks that come with it—into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions—and other forms of activity—are at odds with core company values.”
This proposal asks Stericycle to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes–and are otherwise undisclosed. This would bring Stericycle in line with a growing number of leading companies, including General Electric, Northrop Grumman, and Fortive Corp., which present this information on their websites.
Without knowing the recipients of our company's political dollars Stericycle directors and shareholders cannot sufficiently assess whether our company's election-related spending aligns or conflicts with its policies on climate change and sustainability, or other areas of concern. I urge your support for this important governance reform.
60  Stericycle, Inc. - 2023 Proxy Statement

THE COMPANY’S STATEMENT IN OPPOSITION
The Board of Directors has carefully considered this proposal and believes this proposal is unnecessary and is not in the best interests of our stockholders. Consequently, the Board of Directors recommends a vote “AGAINST” this proposal for the reasons described below.
The Company already has procedures in place to provide appropriate oversight of our limited political activities, including a Political Contributions Policy, which generally prohibits corporate contributions to state and local candidates and committees or ballot measure committees, unless approved by the Nominating and Governance Committee of the Board of Directors. Any and all political contributions and expenditures are made through the Stericycle Political Action Committee and quarterly reports are filed as required by the Federal Election Commission. Further, the Company has recently committed to publish on its website, on a semiannual basis, all federal and state contributions and expenditures made by the Company in the United States since the last report. Given the existing oversight controls we already have in place and our recently enhanced transparency, the report requested by the proposal would not provide stockholders with any additional meaningful information.
We operate in a highly regulated environment that requires interactions with legislators and regulators on applicability of evolving regulations. In 2021, we established a Government Relations and Public Affairs group to engage the government on policies relevant to our business, build relationships with key stakeholders, and educate them about our essential company services and their role in safeguarding the environment. This group also engages with community stakeholders where we operate, which in many states is a regulatory requirement under environmental justice or similar regulations requiring community review of operational permits.
In early 2023, our Government Relations and Public Affairs group developed and published a Global Government Relations Policy and a Political Contributions Policy, which governs communications and contact with government officials and contributions. These policies work in tandem with our Business Courtesies Policy and our Anti-Corruption Policy.
Under the Political Contributions Policy, the Company is not permitted to make corporate contributions to state and local candidates, parties, political committees (including 527 groups or Super PACs) or ballot initiatives, unless approved in advance by the Nominating and Governance Committee. In addition, Stericycle does not make any independent expenditures or electioneering communications, nor does it contribute to any organizations for the purpose of funding such efforts, unless approved in advance by the Nominating and Governance Committee. Our Political Contributions Policy is available on our investor relations website, investors.stericycle.com.
Generally, any political contributions and expenditures are made through the Stericycle Political Action Committee (“Stericycle PAC”) and quarterly reports are filed as required by the Federal Election Commission (FEC) on their website.
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To further indicate how our current policies already implement the proposal, following is a chart depicting the principal aspects of the proposal and how Stericycle is fulfilling each:
Principal Aspects of the Stockholder Proposal	How Stericycle Addresses Each Aspect
The Company provide a report, updated semiannually, that is presented to the board of directors or relevant board committee and posted on the Company's website.
On a semi-annual basis, Stericycle will post on its investor relations website all federal and state contributions and expenditures made by the Company in the United States since the last report.

On an annual basis, Stericycle will review with the Nominating and Governance Committee all federal and state contributions and expenditures made in the United States by the Stericycle PAC, or by the Company.

Disclose the policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office.

Stericycle does not make corporate contributions to state and local candidates and committees or ballot measure committees, unless approved by the Nominating and Governance Committee of the Board of Directors.

Stericycle policy is to comply with all federal laws and related regulations regarding the use of corporate resources in connection with federal elections.

Disclose the policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to influence the general public, or any segment thereof, with respect to an election or referendum.

Stericycle does not make any independent expenditures or electioneering communications, nor does it contribute to any organizations for the purpose of funding such efforts, unless approved by the Nominating and Governance Committee of the Board of Directors.

Disclose the monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, including: the identity of the recipient as well as the amount paid to each; and the title(s) of the person(s) in the Company responsible for decision-making.

On a semi-annual basis, Stericycle will post on its investors relations website all federal and state contributions and expenditures made by the Company in the United States since the last report.

Stericycle PAC contributions can be viewed on the website of the Federal Election Commission.

Disclose the monetary and non-monetary contributions and expenditures (direct and indirect) used to influence the general public, or any segment thereof, with respect to an election or referendum, including: the identity of the recipient as well as the amount paid to each; and the title(s) of the person(s) in the Company responsible for decision-making.

On a semi-annual basis, Stericycle will post on its website all federal and state contributions and expenditures made by the Company in the United States since the last report.

Stericycle PAC contributions can be viewed on the website of the Federal Election Commission.

For the reasons set forth above, the Board believes the proposal is both unnecessary and not in the Company’s or its stockholders’ best interests.
Therefore, your Board of Directors recommends that you vote “AGAINST” this proposal.
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ITEM 6 Stockholder Proposal Regarding a Policy on Accelerated Vesting of Equity Awards in the Event of a Change in Control
The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC, 20001, has advised that it is a beneficial owner of 80 shares of our common stock and has submitted the following resolution for consideration by stockholders:
RESOLVED: The shareholders ask the Board of Directors of Stericycle Inc. (the “Company”), to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any performance-based share units granted to any senior executive officer, provided, however, that the Board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro-rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.
This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to performance-based share units made under equity incentive plans or plan amendments that shareholders approve after the date of the 2023 Annual Meeting.
SUPPORTING STATEMENT:
Stericycle has a policy that in a change in control situation the Company will generally provide senior executives with the full vesting of their unvested stock options, unvested restricted stock awards and unvested performance-based share units (currently Performance Share Units or “PSUs”). In a change of control situation, the latter would vest at target level.
We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.
We are unpersuaded by the argument that executives somehow “deserve” an award of all unvested performance-based awards regardless of performance. To accelerate the vesting of such equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.
Per last year’s proxy statement, a termination following a change in control at the end of the 2021 fiscal year could have accelerated the vesting of a total of $19.1 million worth of long-term equity grants to five senior executives, with the CEO entitled to $9.1 million. A significant portion of any such payout would be unvested performance-based share units, which in recent years were set at 55% of the total long-term incentive award.
We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of performance-based share units on a pro-rata basis as of his or her termination date, with the details of any pro-rata award to be determined by the Compensation Committee.
Stericycle, Inc. - 2023 Proxy Statement  63

THE COMPANY’S STATEMENT IN OPPOSITION
The Board of Directors has carefully considered this proposal and believes this proposal is unnecessary and is not in the best interests of our stockholders. Consequently, the Board of Directors recommends a vote “AGAINST” this proposal for the reasons described below.
Our Board does not believe that adoption of a rigid policy restricting the acceleration of vesting and requiring partial forfeiture of executive officers' equity awards is in the best interests of the Company or our stockholders. Such a policy could put the Company at a competitive disadvantage in attracting and retaining key executives, it would disrupt the alignment of interests between our management and our stockholders by discouraging pursuit of any transaction that could result in a change in control, and it would unduly restrict our Compensation and Human Capital Committee from designing and administering appropriate compensation arrangements.
The stockholder proposal would result in a competitive disadvantage in attracting and retaining executives.
The proposed policy could jeopardize the objective of our compensation program to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy and maximize stockholder value, as it runs contrary to the common practice of the companies with which we compete for executive talent.
Most of the companies with which we compete for executive talent are not restricted in their ability to attract and retain key executives through the use of change in control equity vesting triggers, and in fact, routinely provide for accelerated vesting of equity-based awards upon a change in control. Further, based on our review, a substantial majority of companies, including many of the companies with which we compete for executive talent, fully vest outstanding equity awards upon a termination following a change in control. As a result, implementing the policy as outlined in the proposal could place us at a competitive disadvantage and jeopardize the objective of our executive compensation program to attract, retain, reward and incentivize executives.
In addition, we believe that our existing acceleration of vesting practice will motivate our employees, including our executive officers, to continue to work for us, even if they perceive that a change in control is imminent, which helps reduce the potential loss of key personnel at a time when retaining such employees could have a critical impact on the successful execution of a change in control transaction that would benefit our stockholders. The risk of job loss, coupled with the loss of significant equity awards, may present an unnecessary distraction for our executive officers and could lead to our executive officers beginning to seek new employment while a change in control transaction is being considered, negotiated or is pending.
The stockholder proposal could disrupt the alignment of interests between management and our stockholders during a time of uncertainty.
The Company’s 2021 Long-Term Incentive Plan provides for “double trigger” acceleration of the vesting of equity awards upon a change in control, meaning that vesting of equity awards will only occur if there is both (1) a change in control and (2) an accompanying involuntary termination of service without cause or a termination for good reason, within 24 months after the change in control (other than in the event awards are not continued, assumed, or replaced in connection with a corporate transaction, in which case they will accelerate upon the change in control). In such event, time-based full value awards will fully vest and performance-based full value awards will vest at the target level of performance.
One of the essential purposes of providing executives with equity-based awards is to align their interests with those of our stockholders. The Board believes that accelerating the vesting of equity awards in the event of a double trigger change in control serves to align the interests of our executive officers with those of our stockholders and will incentivize our executive officers to remain objective, avoid conflicts of interest and stay focused on executing a strategic change that could maximize stockholder value.
Putting executives’ equity compensation at risk in the event of a change in control could create an inherent conflict of interest if the Board believed a potential change in control transaction was in the best interests of our stockholders. As described under the heading “Compensation Discussion and Analysis” in this proxy statement, a significant percentage of each named executive officer’s long term compensation opportunity is in the form of RSUs and PSUs, with the majority in the form of PSUs. At any time, our executive officers’ unvested equity-based awards represent a significant portion of their total compensation.
The proposal would prohibit us from providing for accelerated vesting of unvested equity awards held by executive officers in connection with a change in control and permit only pro rata vesting of equity awards up to the time of the executive officer's termination of employment following a change in control. In the context of a potential change in control, any perceived lack of protection of the value of unvested equity awards can create conflicts of interest and distractions because of uncertainty that may arise for executives, such as loss of job security. Accelerated equity award vesting can eliminate potential disincentives for executives to forego pursuing a change in control transaction that would benefit stockholders. In particular, accelerated vesting aligns the interests of stockholders and executives by allowing key decision makers to remain objective and focused on maximizing stockholder value up to and following a potential change in control.
Further, the Compensation and Human Capital Committee believes that basing the accelerated vesting of performance-based equity awards on the target level of performance, rather than on a pro rata basis as provided in the stockholder’s proposal, provides more certainty and motivation to our executive officers. Performance-based equity awards are based on performance goals that were established in prior years, often ranging from one to three years prior to when a change in control transaction is being negotiated or is pending. Activities related to a potential change in control transaction can, and often do, disrupt the normal operations of a company, which can make the
64  Stericycle, Inc. - 2023 Proxy Statement

pre-established performance goals no longer as relevant or interrupt progress on those goals, through no fault of the executives. In addition, the double-trigger nature of our equity awards results in increased uncertainty for executives who continue employment following a change in control, as they would be fully reliant on the successor entity’s actions to maintain, pursue and achieve the performance goals initially established by the Company.
Therefore, the Compensation and Human Capital Committee believes that basing the accelerated vesting of performance-based equity awards on the target level of performance is a more certain and appropriate method of determining the benefits to an executive in a change in control situation, rather than the partial, pro-rata basis suggested by the proponent, which is vague, fails to appreciate the practical realities of change in control scenarios, and is clearly contrary to the retention objective of our compensation program.
The stockholder proposal would result in undue restriction on the Compensation and Human Capital Committee’s structuring of executive compensation.
Our Board believes that stockholders’ interests are best served by recognizing that the Compensation and Human Capital Committee, comprised of independent, non-management directors, supported by an independent compensation consultant, is in the best position to set the terms of executive compensation arrangements. Our stockholders have evidenced their overwhelming support of the Compensation and Human Capital Committee’s actions, with more than 93% of shares present and entitled to vote casting advisory votes approving our Company’s executive compensation at the last three annual meetings of stockholders. The Board believes that the Company’s treatment of equity-based awards upon a double-trigger change in control appropriately balances the interests of all parties and does not grant windfall awards.
Our Board believes that the Compensation and Human Capital Committee should continue to retain the flexibility to design and administer competitive compensation programs that reflect market conditions. Permitting the Compensation and Human Capital Committee to accelerate vesting of equity awards in a double trigger change in control situation can incentivize management to maximize stockholder value, further aligning the interests of management with our stockholders. Conversely, adopting the policy advanced by the proponent would frustrate the purpose of the Compensation and Human Capital Committee and interfere with the objectives of our compensation program.
For the reasons set forth above, the Board believes the proposal is both unnecessary and not in the Company’s or its stockholders’ best interests.
Therefore, your Board of Directors recommends that you vote “AGAINST” this proposal.
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GENERAL INFORMATION
WHY DID I RECEIVE THIS PROXY STATEMENT AND OTHER MATERIALS?
The Board is soliciting proxies to vote shares of our common stock at the Annual Meeting to be held on Tuesday, May 16, 2023, at 8:30 a.m. Central Time, at www.virtualshareholdermeeting.com/SRCL2023.
This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2022) are first being made available to stockholders on or about March 31, 2023. Although both are made available together, our annual report to stockholders is not part of this proxy statement.
WHAT WILL STOCKHOLDERS VOTE ON AT THE ANNUAL MEETING?
Stockholders will vote on the following matters at the Annual Meeting:
•	election to the Board of the ten nominees for director named in this proxy statement (Item 1);
•	an advisory vote to approve executive compensation (the “say-on-pay” vote) (Item 2);
•	an advisory vote on the frequency of the say-on-pay vote (Item 3);
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 (Item 4);
•	a stockholder proposal entitled Improve Political Spending Disclosure, if it is properly presented at the Annual Meeting (Item 5); and
•	a stockholder proposal regarding a policy on accelerated vesting of equity awards in the event of a change in control, if it is properly presented at the Annual Meeting (Item 6).
WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?
The Board recommends that you vote your shares:
•	FOR each of the ten nominees for election to the Board (Item 1);
•	FOR the advisory vote to approve executive compensation (Item 2);
•	ONE YEAR on the advisory vote on the frequency of the say-on-pay vote (Item 3);
•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 (Item 4);
•	AGAINST the stockholder proposal entitled Improve Political Spending Disclosure (Item 5); and
•	AGAINST the stockholder proposal regarding a policy on accelerated vesting of equity awards in the event of a change in control (Item 6).
WHO MAY VOTE AT THE ANNUAL MEETING?
Only stockholders of record as of the close of business on March 20, 2023 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.
As of the close of business on the record date of March 20, 2023, there were 92,438,354 shares of our common stock issued and outstanding.
66  Stericycle, Inc. - 2023 Proxy Statement

WHY DID I RECEIVE ONLY A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF RECEIVING A FULL SET OF PRINTED PROXY MATERIALS?
In accordance with the “notice and access” rules of the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the internet, and accordingly, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about March 31, 2023. This Notice contains instructions on how to access our proxy materials over the internet, how to request a printed or electronic copy of these materials and how to vote. The voting facilities over the internet or by telephone will remain open until 11:59 p.m. Eastern Time on May 15, 2023. You may also vote during the Annual Meeting at www.virtualshareholdermeeting.com/SRCL2023. The Notice is not a proxy card and cannot be used to vote your shares.
WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?
If your shares are registered directly in your name with our stock registrar and transfer agent, EQ Shareowner Services, you are considered the stockholder of record for those shares and have the right to vote those shares directly.
If your shares are held in an account at a brokerage firm, bank, or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.
As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares online at the Annual Meeting unless you obtain a valid proxy from your broker.
IF I AM A STOCKHOLDER OF RECORD, HOW DO I VOTE?
You may vote in several ways. You may vote by proxy over the internet by following the instructions provided in the Notice. In addition, if you request copies of our proxy materials in printed form, you may vote by telephone by following the instructions on the proxy card, or by completing and signing the proxy card and returning it in the postage-paid envelope provided. You may also vote online during the Annual Meeting through the link:
www.virtualshareholdermeeting.com/SRCL2023. The 16-digit control number provided on your Notice or proxy card is necessary to access this site. See below for instructions on voting if your shares are held through a third party.
IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I INSTRUCT MY BROKER HOW TO VOTE?
If you are a beneficial owner of our common stock, the Notice was forwarded to you by your broker. You may instruct your broker how to vote over the internet or by telephone by following the instructions provided by your broker.
In addition, if you request copies of our proxy materials in printed form, you may instruct your broker how to vote by completing and signing the voting instruction card included in the materials and returning it in the postage-paid envelope provided.
WHAT HAPPENS IF I AM A STOCKHOLDER OF RECORD AND SIGN AND RETURN THE PROXY CARD BUT DO NOT MAKE ANY VOTING CHOICES?
The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1 through 6 described in this proxy statement. See “What Are the Board’s Voting Recommendations?” above.
We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.
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WHAT HAPPENS IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER?
Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on “routine” matters but may not vote those shares on “non-routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 (Item 4) is considered a routine matter under the relevant rules. All the other items to be voted on (Items 1, 2, 3, 5 and 6) are considered non-routine matters.
A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature. Broker non-votes will not have any effect on the result of the vote when they occur. There will not be any broker non-votes on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 (Item 4) because brokers will have discretionary authority to vote on this matter.
WHAT IS THE QUORUM REQUIRED FOR THE ANNUAL MEETING?
Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the Annual Meeting.
If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.
WHAT ARE MY CHOICES IN VOTING ON THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING?
On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.
On Item 2 (the say-on-pay vote), Item 4 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023), Item 5 (the stockholder proposal entitled Improve Political Spending Disclosure) and Item 6 (the stockholder proposal regarding a policy on accelerated vesting of equity awards in the event of a change in control), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.
On Item 3 (the advisory vote on the frequency of the advisory vote to approve executive compensation), you may vote for a frequency of “One Year,” “Two Years,” “Three Years” or may “Abstain” from voting on your desired frequency of the say-on-pay vote.
WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING?
•
Item 1 (election of directors): Each nominee for election as a director will be elected by the vote of a majority of the votes cast and therefore must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the result of the vote.

•
Item 2 (the say-on-pay vote): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

•
Item 3 (the advisory vote on the frequency of the advisory vote to approve executive compensation): The determination as to whether the say-on-pay vote shall occur every one, two or three years will be decided by a plurality of the votes cast among the three alternatives. This means that the alternative receiving the most votes will be considered to be the expressed preference of the stockholders, even if those votes do not constitute a majority of the shares of stock entitled to vote on the matter present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this vote.
•
Item 4 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Brokers will have discretionary authority to vote on Item 4, and therefore, there will not be any broker non-votes on this matter.

•
Item 5 (the stockholder proposal entitled Improve Political Spending Disclosure): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

68  Stericycle, Inc. - 2023 Proxy Statement

•
Item 6 (the stockholder proposal regarding a policy on accelerated vesting of equity awards in the event of a change in control): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.
CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
If you are a stockholder of record, you may change your vote by voting again over the internet or by telephone (before those voting facilities are closed. If you are a stockholder of record, you may also change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card. In addition, you may revoke your proxy by attending the Annual Meeting online and voting again. Attendance at the online meeting will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 2355 Waukegan Road, Bannockburn, Illinois 60015.
If you are a beneficial owner of shares held in street name, you may revoke your proxy by following the instructions provided by your broker.
HOW CAN I FIND OUT THE VOTING RESULTS OF THE ANNUAL MEETING?
The preliminary voting results will be announced at the Annual Meeting, if available. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K which we will file with the SEC within four business days following the Annual Meeting.
WHO IS PAYING FOR THE COST OF THIS PROXY SOLICITATION?
We will bear the cost of this proxy solicitation. We have retained Georgeson LLC (“Georgeson”) to help us solicit proxies. We will pay Georgeson a base fee of $20,000 plus reasonable expenses for its services. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail, or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our common stock.
MULTIPLE INDIVIDUALS RESIDING IN MY HOME ARE BENEFICIAL OWNERS OF STERICYCLE COMMON STOCK. WHY DID WE RECEIVE ONLY ONE SET OF PROXY MATERIALS?
We are sending only one envelope with multiple Notices to you if you share a single address with another stockholder unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. If you currently receive multiple Notices, you can request householding by contacting our Investor Relations as described above. If you own your shares through a broker, you can request householding by contacting the holder of record.
WHY IS THE ANNUAL MEETING VIRTUAL AND CAN I SUBMIT QUESTIONS?
Hosting a virtual Annual Meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world. Stockholders may submit questions during the Annual Meeting at: www.virtualshareholdermeeting.com/SRCL2023.
Management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions, you may type them in the dialog box provided at any point during the meeting until the floor is closed to questions. For technical assistance on the day of the Annual Meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
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STOCK OWNERSHIP
Stock Ownership by Directors and Officers
The following table provides information about the beneficial ownership of shares of our common stock as of March 20, 2023 by (i) each of our directors and director nominees, (ii) each of our NEOs listed in the Summary Compensation Table herein, and (iii) all of our directors and executive officers as a group:
	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors and Director Nominees
Robert S. Murley(3)	20,501	*
Cindy J. Miller(4)	139,215	*
Brian P. Anderson	15,941	*
Lynn D. Bleil	31,106	*
Thomas F. Chen	36,981	*
Victoria L. Dolan	—	*
Naren K. Gursahaney	6,000	*
J. Joel Hackney, Jr.	6,887	*
Stephen C. Hooley	12,027	*
Kay G. Priestly	8,718	*
James L. Welch	4,283	*
NEOs
Janet H. Zelenka	40,653	*
Daniel V. Ginnetti	124,191	*
Kurt M. Rogers	10,028	*
S. Cory White	16,910	*
All current directors and executive officers as a group (19 persons)(5)	586,241	*
*Less than 1%.
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(1)	This column includes the following shares:
Name	Shares of Common Stock Owned	Options Exercisable Within 60 days After March 20, 2023	RSUs/DSUs Vesting Within 60 days After March 20, 2023	DSUs
Robert S. Murley	5,296	4,887	—	10,318
Cindy J. Miller	43,709	95,506	—	—
Brian P. Anderson	9,548	4,887	—	1,506
Lynn D. Bleil	2,465	16,522	—	12,119
Thomas F. Chen	13,755	21,720	—	1,506
Naren K. Gursahaney	6,000	—	—	—
J. Joel Hackney, Jr.	6,887	—	—	—
Stephen C. Hooley	—	—	—	12,027
Kay G. Priestly	1,831	—	—	6,887
James L. Welch	4,283	—	—	—
Janet H. Zelenka	16,165	24,488	—	—
Daniel V. Ginnetti	18,024	106,167	—	—
Kurt M. Rogers	7,194	—	2,834	—
S. Cory White	6,815	10,095	—	—
(2)
Shares of common stock issuable under a derivative security within 60 days after March 20, 2023 are considered outstanding for purposes of computing the percentage of the person holding the security but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	Includes 1,000 shares of common stock held by a limited partnership.
(4)	Ms. Miller is also an NEO.
(5)
Includes the holdings included in footnote (1) as well as 45,376 shares of common stock, 67,091 shares of common stock issuable pursuant to stock options that are or will become exercisable within 60 days after March 20, 2023 and 333 shares of common stock subject to RSUs that will vest within 60 days after March 20, 2023.

Stock Ownership OF CERTAIN STOCKHOLDERS
The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of March 20, 2023 of more than 5% of our outstanding common stock:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,845,201	9.6%
BlackRock, Inc.(2) 55 East 52nd Street New York, New York 10055	7,803,191	8.5%
AllianceBernstein L.P.(3) 1345 Avenue of the Americas New York, New York 10105	6,963,391	7.6%
Clarkston Capital Partners, LLC(4) 91 West Long Lake Road Bloomfield Hills, MI 48304	6,332,330	6.9%
Black Creek Investment Management Inc.(5) 123 Front Street West, Suite 1200 Toronto, ON M5J 2M2 Canada	5,151,576	5.6%
(1)
Based on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group has shared voting power with respect to 31,128 shares, sole dispositive power with respect to 8,721,272 shares and shared dispositive power with respect to 123,929 shares.

(2)	Based on a Schedule 13G/A filed with the SEC on February 3, 2023, BlackRock, Inc. has sole voting power with respect to 7,605,467 shares and sole dispositive power with respect to 7,803,191 shares.
(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2023, AllianceBernstein L.P. has sole voting power with respect to 5,539,346 shares, sole dispositive power with respect to 6,865,488 shares and shared dispositive power with respect to 97,903 shares.

(4)
Based on a Schedule 13G jointly filed with the SEC on February 14, 2023, each of Clarkston Capital Partners, LLC, Clarkston Companies, Inc., Modell Capital LLC, Jeffrey A. Hakala, Gerald W. Hakala, and Jeremy J. Modell has shared voting power with respect to 5,759,305 shares and shared dispositive power with respect to 6,332,330 shares; Jeremy J. Modell also has sole voting power with respect to 1,200 shares and sole dispositive power with respect to 1,200 shares.

(5)
Based on a Schedule 13G filed with the SEC on February 8, 2023, Black Creek Investment Management Inc. has sole voting power with respect to 5,151,576 shares and sole dispositive power with respect to 5,151,576 shares.

Stericycle, Inc. - 2023 Proxy Statement  71

OTHER MATTERS
As of the date of this proxy statement, our Board does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of common stock represented by the proxy in accordance with their judgment.
STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
Any stockholder who wishes to present a proposal for consideration at our 2024 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 2, 2023. Stockholder proposals for inclusion in our proxy statement must comply with the rules of the SEC in order to be included and should be sent to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015.
In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2024 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 17, 2024 and no later than February 16, 2024.
Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2024 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Secretary of the Company no earlier than the close of business on November 2, 2023, and no later than the close of business on December 2, 2023.
In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the 2024 Annual Meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2024.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the SEC. On the basis of a review of these reports and representations from our directors and executive officers, we believe that all filing requirements for 2022 were satisfied in a timely manner.
72  Stericycle, Inc. - 2023 Proxy Statement

APPENDIX A Definition and Reconciliation of Non-GAAP Measures
Presented below are reconciliations of Non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this proxy statement to the most directly comparable financial measures prepared in accordance with U.S. GAAP. The Compensation and Human Capital Committee believes the adjusted financial metrics used in our incentive compensation programs represent the amounts directly related to the ongoing operations of the business and uses these metrics in evaluating performance. All adjusted financial metrics are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to or calculated in the same manner as Non-GAAP financial measures published by other companies. Furthermore, adjustments for incentive awards may not be calculated in the same way as our Non-GAAP adjusting items as outlined in our Form 10-K, earnings releases, or other stockholder communications. Incentive compensation adjustments may be calculated based on what was included in our plan and changes relative to that plan, this ensures that incentive awards are calculated on a comparable basis and that participants are incentivized appropriately for performance within their control.
Earnings Before Interest and Tax (EBIT) Metric is defined as Income from Operations in accordance with U.S. GAAP excluding specified items outlined in the table below.
(In millions)	2022 Total
Income from Operations U.S. GAAP	$153.7
RISI Rate changes(1)	(16.6)
Divestitures(2)	(13.2)
Depreciation and Amortization(3)	(13.3)
Litigation, Settlements, and Regulatory Compliance(4)	30
Asset Impairment(5)	5.5
Foreign Currency(6)	2.5
Earnings Before Interest and Tax Metric(7)	$148.7
Earnings Before Interest and Tax Target	$189.5
Earnings Before Interest and Tax Attainment	78.5%
(1)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned at the last known rates; changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(2)
Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of our Communication Solutions (ComSol) business, with a partial offset in professional fee costs related to the divestiture. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact.

(3)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results has been excluded from the incentive metric calculation.
(4)	Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters.
(5)	Asset Impairment includes charges related to non-cash impairments for certain long-lived assets.
(6)	Incentive targets are established on a constant currency basis; any changes in foreign currency exchange rates are excluded for purposes of this incentive metric.
(7)	Variance in totals due to rounding.
Stericycle, Inc. - 2023 Proxy Statement  73

Free Cash Flow Metric is defined as Cash Flows from Operating Activities calculated in accordance with U.S. GAAP minus cash Capital Expenditures from the Investing Activities section of the Cash Flow Statement and excludes specified items outlined in the table below.
(In millions)	2022 Total
Cash Flow from Operations U.S. GAAP	$200.2
Capital Expenditures U.S. GAAP	(132.2)
Free Cash Flow	68.0
RISI Rate Changes(1)	(11.5)
Divestitures(2)	1.4
Litigation, Settlements, and Regulatory Compliance(3)	19.1
Foreign Exchange Net Impact(4)	1.8
Free Cash Flow Metric	$78.8
Free Cash Flow Target	$141.3
Free Cash Flow Attainment	55.8%
(1)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned at the last known rates; changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation. For cash purposes, we assume an effective tax rate of 30.7%.

(2)
Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining pre-tax income, as well as any professional fee spend related to the divestiture, that is in our target is added to the results to neutralize that impact. In 2022, we adjusted for the Communications Solutions business. The pre-tax income utilizes our targeted effective tax rate of 30.7%.

(3)
Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters. We have adjusted litigation for 2022 to exclude unpaid settlements of $11.0M. The pre-tax expense for this item utilizes our targeted effective tax rate of 30.7%.

(4)
Incentive targets are established on a constant currency basis; any changes in foreign currency exchange rates are excluded for purposes of this incentive metric. The pre-tax expense for this item utilizes our targeted effective tax rate of 30.7%.

74  Stericycle, Inc. - 2023 Proxy Statement

EPS Metric is defined as Diluted (Loss) Earnings per Share in accordance with U.S. GAAP excluding specified items outlined in the table below.
(In millions, except per share data)	2020 Total	2021 Total	2022 Total
Diluted Earnings Per Share U.S. GAAP	$(0.63)	$(0.30)	$0.61
Pre-tax reconciling items:
RISI Rate Changes(1)	(0.12)	(0.22)	(0.18)
Divestitures(2)	1.73	(0.03)	(0.14)
Depreciation and Amortization(3)	(0.14)	(0.08)	(0.14)
Litigation, Settlements, and Regulatory Compliance(4)	0.22	1.02	0.33
Asset Impairment(5)	0.13	0.08	0.06
Foreign Currency(6)	(0.04)	(0.03)	0.03
Wage Subsidy(7)	(0.07)	(0.02)	—
Other(8)	—	(0.04)	—
Interest Expense adjustments(9)	(0.13)	—	—
Pre-Tax Adjustments(10)	1.58	0.68	(0.05)
Tax reconciling items:
Target effective tax rate (impact at 27.0% in 2020, 12.4% in 2021 and 30.7% in 2022)	(0.26)	0.21	—
Noncontrolling Interests Adjustment(11)	0.02	0.01	—
EPS Metric(10)	$0.71	$0.60	$0.55
EPS Target	$0.52	$0.50	$0.87
EPS Attainment	136.8%	128.5%	63.1%
(1)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned at the last known rates; changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(2)
2022 Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of our Communication Solutions (ComSol) business, with a partial offset in professional fee costs related to the divestiture. 2021 Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of the Canadian ESOL business and a loss related to the divestiture of the Japanese subsidiary. 2020 Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of the global recall business, a gain related to the divestiture of a subsidiary in Mexico, a charge associated with a previously divested business in Chile, a charge related to the divestiture of the Argentina operations, charges related to the divestiture of the Domestic Environmental Solutions business, and a benefit associated with a contingent consideration release related to a prior acquisition agreement connected with a divested business. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact.

(3)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results has been excluded from the incentive metric calculation.
(4)
Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement, and regulatory compliance matters. This includes the FCPA reserve that we booked in 2021.

(5)	Asset Impairment includes charges related to non-cash impairments for certain long-lived assets.
(6)	Incentive targets are established on a constant currency basis; any changes in foreign currency exchange rates are excluded for purposes of this incentive metric.
(7)	We received wage subsidies from Canada in 2020 and 2021 as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
(8)	Other includes certain reclassifications and charges pertaining to our target attainment.
(9)	A reduction in interest expense as a result of divestiture proceeds is neutralized in our incentive calculation.
(10)	Variance in totals due to rounding.
(11)	Noncontrolling Interests are excluded for purposes of this calculation.
Stericycle, Inc. - 2023 Proxy Statement  75

ROIC Metric is calculated by taking the EBIT Metric (as referenced above) after taxes (using a targeted effective tax rate of 12.4%) and adding back Intangible Amortization expense (“NOPATA”) and dividing it by the average of the prior two years of Invested Capital. Stericycle uses the following calculation for Invested Capital: Total Assets less Cash and Cash Equivalents, less Goodwill, less Intangibles (net), less Current Liabilities, plus Current Portion of Long-Term Debt. Stericycle uses the following calculation for Adjusted Invested Capital: Invested Capital plus the adjustments from Free Cash Flow Metric (as referenced above).
(In millions)	2021 Total	2022 Total
EBIT Metric		$148.7
Targeted effective tax rate impact (12.4% for 2021, 30.7% for 2022)		(45.6)
Adjusted Net Operating Profit After Tax		103.0
Intangible Asset Amortization		124.0
Adjusted NOPATA		227.0

Total Assets	$5,473.1	$5,334.1
Less: Cash and cash equivalents	(55.6)	(56.0)
Less: Goodwill	(2,815.7)	(2,784.9)
Less: Intangibles (net)	(964.5)	(811.1)
Less: Current liabilities	(731.7)	(621.9)
Plus: Current portion of Long-Term Debt	19.9	22.3
Adjusted Invested Capital	$925.5	$1,082.5
Plus: Free Cash Flow Adjustments (see Free Cash Flow Metric Table)		10.8
Adjusted Invested Capital	925.5	1,093.3
Average Adjusted Capital		1,009.4
ROIC Metric		22.5%
ROIC Metric Target		26.36%
ROIC Metric Attainment		85.3%
76  Stericycle, Inc. - 2023 Proxy Statement

PROXY STATEMENT
2023

CORPORATE INFORMATION

COMPANY HEADQUARTERS

Stericycle, Inc.
2355 Waukegan Road
Bannockburn, IL 60015
800-643-0240
Stericycle.com

INDEPENDENT AUDITORS

Ernst & Young LLP
155 N. Wacker Drive
Chicago, Illinois 60606

TRANSFER AGENT

EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120

INVESTOR RELATIONS

For information on the company, additional copies of this Proxy Statement or other information, please contact Stericycle at **StericycleIR@Stericycle.com** or **800-643-0240 ext. 2012**. You may also visit the Investor section on the Company website at **investors.stericycle.com**.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 8:30am CT on Tuesday, May 16, 2023 virtually at **www.virtualshareholdermeeting.com/SRCL2023**

NASDAQ® SYMBOL

SRCL

SAFE HARBOR STATEMENT

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “believes”, “expects”, “anticipates”, “estimates”, “may”, “plan”, “will”, “goal”, or similar expressions, we are making forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Factors that could cause such differences include, among others, inflationary cost pressure in labor, supply chain, energy, and other expenses, decreases in the volume of regulated wastes or personal and confidential information collected from customers, the ability to implement the remaining phases of our ERP system, and disruptions resulting from deployment of our ERP system, disruptions in our supply chain, disruptions in or attacks on information technology systems, labor shortages, a recession or economic disruption in the U.S. and other countries, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, SOP pricing volatility or pricing volatility in other commodities, foreign exchange rate volatility in the jurisdictions in which we operate, changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, the level of government enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, charges related to portfolio optimization or the failure of acquisitions or divestitures to achieve the desired results, failure to consummate transactions with respect to non-core businesses, the obligations to service substantial indebtedness and comply with the covenants and restrictions contained in our credit agreements and notes, rising interest rates or a downgrade in our credit rating resulting in an increase in interest expense, political, economic, and other risks related to our foreign operations, pandemics and the resulting impact on the results of operations, long-term remote work arrangements which may adversely affect our business, supply chain disruptions, disruptions in transportation services, restrictions on the ability of our team members to travel, closures of our facilities or the facilities of our customers and suppliers, changes in the volume of paper processed by our secure information destruction business and the revenue generated from the sale of SOP, weather and environmental changes related to climate change, requirements of customers and investors for net carbon zero emissions strategies, and the introduction of regulations for greenhouse gases, which could negatively affect our costs to operate, the outcome of pending, future or settled litigation or investigations including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws, failure to maintain an effective system of internal control over financial reporting, as well as other factors described in our filings with the SEC, including the 2022 Form 10-K and subsequent Quarterly Reports on Form 10-Q. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We disclaim any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

2355 Waukegan Road
Bannockburn, IL 60015
800-643-0240 | Stericycle.com

© 2023 Stericycle, Inc. All rights reserved.

Stericycle®
We protect what matters.

Stericycle®

STERICYCLE, INC.
2355 WAUKEGAN RD
BANNOCKBURN, IL 60015

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 15, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRCL2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 15, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04543-P83718 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERICYCLE, INC.

The Board of Directors recommends you vote FOR all nominees for director, FOR Items 2 and 4, ONE YEAR on Item 3, and AGAINST Items 5 and 6.

1. Election of Directors

	Nominee	For	Against	Abstain
1a.	Robert S. Murley	☐	☐	☐
1b.	Cindy J. Miller	☐	☐	☐
1c.	Brian P. Anderson	☐	☐	☐
1d.	Lynn D. Bleil	☐	☐	☐
1e.	Thomas F. Chen	☐	☐	☐
1f.	Victoria L. Dolan	☐	☐	☐
1g.	Naren K. Gursahaney	☐	☐	☐
1h.	J. Joel Hackney, Jr.	☐	☐	☐
1i.	Stephen C. Hooley	☐	☐	☐
1j.	James L. Welch	☐	☐	☐

		For	Against	Abstain
2.	Advisory vote to approve executive compensation ("say-on-pay vote")	☐	☐	☐

NOTE: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V04544-P83718

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I or we hereby appoint each of Brian P. Anderson, Lynn D. Bleil and Stephen C. Hooley (the "proxies") as my or our proxy, each with the power to appoint his or her substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on March 20, 2023 at the 2023 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 16, 2023 at 8:30 a.m. Central Time, at www.virtualshareholdermeeting.com/SRCL2023, and at any adjournment or postponement of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors, i.e., FOR each of the 10 nominees for election as a director (Item 1), FOR the say-on-pay vote (Item 2), ONE YEAR on the advisory vote on the frequency of the say-on-pay vote (Item 3), FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023 (Item 4), AGAINST the stockholder proposal entitled Improve Political Spending Disclosure (Item 5), and AGAINST the stockholder proposal regarding a policy on accelerated vesting of equity awards in the event of a change in control (Item 6). In their discretion, the persons named as proxies are authorized to vote this Proxy on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on reverse side.)